SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

Cirrus Logic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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JASON P. RHODE

President and Chief Executive Officer

June 2, 2015

To our Stockholders:

I would like to invite you to participate in the Annual Meeting of Stockholders of Cirrus Logic, Inc. to be held on Wednesday, July 29, 2015, at 11:00 a.m. Central Time. We are pleased to announce that this year’s Annual Meeting will once again be completely virtual. You will be able to participate, vote, and submit your questions during the meeting on a live webcast at www.virtualshareholdermeeting.com/CRUS2015. To access this website and enter the meeting, you should have available your control number, which is included with the proxy materials. You will not be able to attend the Annual Meeting in person.

We also are continuing to provide our stockholders with the proxy materials electronically via the Internet. If a stockholder chooses, he or she may obtain paper copies; however, by providing the information online, our stockholders will have immediate access to the proxy materials at their discretion.

Even if you plan to participate in the Annual Meeting by live webcast, I hope you will vote as soon as possible. Although you may vote the day of the Annual Meeting, you may also vote in advance via the Internet, as well as by telephone, or by mailing a proxy card. Voting over the Internet, by telephone, or by written proxy will ensure your representation at the Annual Meeting if you do not participate in the virtual meeting. Please review the instructions on the Notice of Internet Availability or the proxy card regarding each of these voting options.

Cirrus Logic, Inc. values the participation of its stockholders. Your vote is an important part of our system of corporate governance, and I strongly encourage you to participate.

Sincerely,

Jason P. Rhode

President and Chief Executive Officer

		Page
Notice of Annual Meeting of Stockholders		1

Questions and Answers About the Proxy Materials, the Annual Meeting, and Voting Procedures		2

Corporate Governance		7

Proposals To Be Voted On		15

Proposal No. 1:	Election of Directors	15

Proposal No. 2:	Ratification of Appointment of Independent Registered Public Accounting Firm	19

Proposal No. 3:	Advisory Vote To Approve the Compensation of Named Executive Officers	19

Proposal No. 4:	Approval of the Third Amendment to, and the Restatement of, the 2006 Stock Incentive Plan	20

Proposal No. 5:	Approval of Material Terms of the 2006 Stock Incentive Plan, as Amended and Restated by the Third Amendment, for Purposes of Complying with the Requirements of Section 162(m) of the Internal Revenue Code	29

Other Matters		30

Security Ownership of Certain Beneficial Owners and Management		31

Executive Officers		33

Compensation Discussion and Analysis		34

Compensation Committee Report		54

Consideration of Risk Related to Compensation Programs		55

Executive Compensation Tables		56

Equity Compensation Plan Information		68

Report of the Audit Committee of the Board		69

Audit And Non-Audit Fees and Services		70

Certain Relationships and Related Transactions		71

Householding		72

Communicating with Us		72

Annual Report		74

Annex		75

Exhibit A: Cirrus Logic, Inc. 2006 Stock Incentive Plan		A-1

A copy of Cirrus Logic, Inc.’s Annual Report on Form 10-K is included with this Proxy Statement. Copies of this document are also available on our website at www.cirrus.com. You also may receive copies of this document at no charge upon request directed to:

Cirrus Logic, Inc. Investor Relations

800 W. Sixth Street, Austin, Texas 78701

telephone: (512) 851-4125; email: Investor.Relations@cirrus.com

2015 Annual Meeting of Stockholders

July 29, 2015

YOUR VOTE IS IMPORTANT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Cirrus Logic, Inc. (the “Company,” “our,” or “we”) will hold its 2015 Annual Meeting of Stockholders as follows:

Wednesday, July 29, 2015

11:00 A.M. (Central Daylight Time)

Cirrus Logic, Inc.

800 W. Sixth Street

Austin, Texas 78701

We are pleased to announce that this year’s Annual Meeting will again be completely virtual. You will be able to attend, vote, and submit your questions during the meeting on a live webcast via the Internet at www.virtualshareholdermeeting.com/CRUS2015. To access this website and enter the meeting, you must have your control number available. You will not be able to attend the Annual Meeting in person.

At the meeting, stockholders will vote on the following matters:

(i)	the election of eight Company directors for one-year terms;

(ii)	the ratification of the appointment of Ernst &Young LLP as our independent registered public accounting firm for the fiscal year ending March 26, 2016;

(iii)	an advisory vote to approve the compensation of the Company’s named executive officers;

(iv)	the approval of the third amendment to, and the restatement of, the 2006 Stock Incentive Plan;

(v)	the approval of material terms of the 2006 Stock Incentive Plan, as amended and restated by the third amendment, for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code (such code, the “IRC,” and such section, “Section 162(m)”); and

(vi)	such other business as may properly come before the meeting.

You can vote four different ways. You can vote by participating in the virtual meeting, by telephone, by the Internet, or by proxy card. For specific voting information, please see “Questions and Answers about the Proxy Materials, the Annual Meeting, and Voting Procedures” on page 2.

Stockholders of record at the close of business on June 1, 2015, are entitled to vote. On that day, approximately 63,414,934 shares of the Company common stock were outstanding. Each share entitles the holder to one vote. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose germane to the meeting for at least 10 days prior to the meeting.

The Board of Directors of the Company asks you to vote in favor of these proposals. This proxy statement provides you with detailed information about each proposal. We are also using this proxy statement to discuss our corporate governance and compensation practices and philosophies.

We encourage you to read this proxy statement carefully. In addition, you may obtain information about the Company from the Annual Report to Stockholders and from other documents that we have filed with the Securities and Exchange Commission.

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, July 29, 2015

Cirrus Logic, Inc.

800 W. Sixth Street

Austin, Texas 78701

www.cirrus.com

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cirrus Logic, Inc. (the “Company,” “our,” or “we”) for use at our 2015 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on July 29, 2015, at 11:00 a.m., Central Daylight Time, and may be accessed on a live webcast via the Internet at www.virtualshareholdermeeting.com/CRUS2015.

Beginning on or about June 19, 2015, Cirrus Logic will make available on the Internet or deliver paper copies of these proxy materials by mail in connection with the solicitation of proxies by the Board for proposals to be voted on at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,

THE ANNUAL MEETING, AND VOTING PROCEDURES

Q: Why am I receiving these materials?

A:	The Board, on behalf of the Company, is soliciting your proxy for the Annual Meeting of Stockholders to take place on July 29, 2015. As a stockholder, you are invited to participate in the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q: What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2015 Annual Report to Stockholders on Form 10-K for the fiscal year ended March 28, 2015, is also included.

If you requested and received a copy of these materials by mail or email, then the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

Q: Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:	We are complying with the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice of Internet Availability will have the ability to access the proxy materials over the Internet, or alternatively, request to receive a copy of the proxy materials by mail or email.

Q. How can I access the proxy materials over the Internet?

A:	Your Notice of Internet Availability of the proxy materials contains instructions regarding how to:
●	view the proxy materials for the Annual Meeting on the Internet;
●	request a paper copy of the proxy materials for the Annual Meeting; and
●	instruct us to send future proxy materials to you electronically by email.

Q:	How may I obtain a paper copy of the proxy materials?
A:	Your Notice of Internet Availability of the proxy materials contains instructions regarding how to obtain a paper copy of the proxy materials.

Q:	What if I receive more than one Notice of Internet Availability of the proxy materials or more than one paper copy of the proxy materials?
A:	If you receive more than one Notice of Internet Availability or set of proxy materials, it means your shares are registered differently or are in more than one account. To vote all your shares by proxy, you must vote all Notices of Internet Availability you receive, or all proxy cards and voting instruction cards you received.

Q:	What proposals will be voted on at the meeting?
A:	There are five proposals scheduled to be voted on at the meeting:
(1)	the election of eight Company directors for one-year terms;
(2)	the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending March 26, 2016;
(3)	an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers;
(4)	the approval of the third amendment to, and the restatement of, the 2006 Stock Incentive Plan; and
(5)	the approval of material terms of the 2006 Stock Incentive Plan, as amended and restated by the third amendment, for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

Q:	Will I be able to attend the Annual Meeting?
A:	We will host the Annual Meeting live via the Internet. You will not be able to attend the meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/CRUS2015. The webcast will begin at 11:00 a.m., Central Daylight Time, on July 29, 2015. Stockholders may vote and submit questions while connected to the Annual Meeting via the Internet.

Q:	What do I need to do to be able to participate in the Annual Meeting online?
A:	The Annual Meeting will be held live via the Internet. You will not be able to attend the meeting in person. A summary of the information you need to attend the meeting online is provided below:
●	Any stockholder can listen to the meeting and participate live via the Internet at www.virtualshareholdermeeting.com/CRUS2015.
●	Webcast begins at 11:00 a.m. Central Daylight Time on July 29, 2015.
●	Stockholders may vote and submit questions while connected to the meeting via the Internet.
●	Please have your control number to enter the meeting.
●	Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CRUS2015.
●	A webcast replay of the meeting will be available after the meeting at www.virtualshareholdermeeting.com/CRUS2015.

Q:	What is the Company’s voting recommendation?
A:	The Board recommends that you vote your shares as follows:
●	“FOR” each of the director nominees;
●	“FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending March 26, 2016;
●	“FOR” the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers;

●	“FOR” the approval of the third amendment to, and the restatement of, the 2006 Stock Incentive Plan; and
●

“FOR” the approval of material terms of the 2006 Stock Incentive Plan, as amended and restated by the third amendment, for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

Q:	Who is entitled to vote at the Annual Meeting?
A:	Stockholders of record at the close of business on June 1, 2015 (the “Record Date”) are entitled to vote.

Q:	What shares owned by me can be voted?
A:	All shares owned by you as of the close of business on the Record Date may be voted by you. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Most stockholders of the Company hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and you have the right to vote by proxy by following the instructions in the Notice of Internet Availability of the proxy materials or to vote online at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your stockbroker, bank, or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank, or other nominee how to vote, and you are also invited to participate in the meeting.

Q:	How can I vote my shares at the meeting?
A:	Shares may be voted at the Annual Meeting via the Internet on a live webcast at www.virtualshareholdermeeting.com/CRUS2015. To access the meeting and vote your shares, you must have your control number.

Even if you currently plan to participate in the Annual Meeting via the live webcast, we recommend that you submit your proxy in advance of the meeting so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without participating in the meeting?
A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without participating in the meeting. You may vote by granting a proxy or by submitting voting instructions to your stockbroker, bank, or other nominee for shares held in street name. In most instances, you will be able to do this over the Internet, by telephone, or by mail. If you are the stockholder of record, please refer to the summary instructions below and those included on your Notice of Internet Availability of the proxy materials. If you hold shares in street name, you should refer to the voting instruction card provided to you by your stockbroker, bank, or other nominee. Stockholders who have requested and received a paper copy of a proxy card or voting instruction card by mail may also vote over the Internet by following the instructions included with those materials.

BY INTERNET – If you have Internet access, you may vote by following the instructions on the Notice of Internet Availability of the proxy materials. If you have requested and received a paper copy of a proxy card or voting instruction card, you may also vote over the Internet by following the instructions included with those materials.

BY TELEPHONE – If you have requested and received a paper copy of a proxy card or voting instruction card, you may vote by telephone by following the instructions on the proxy card. You will need to have the control number that appears on your Notice of Internet Availability of the proxy materials available when voting by telephone.

BY MAIL – If you have requested and received a paper copy of a proxy card or voting instruction card by mail, you may submit a proxy by signing your proxy card and mailing it in the enclosed, postage prepaid and addressed envelope. If you sign but do not provide instructions, your shares will be voted as described in “How are votes counted?” below.

Q:	What if I hold shares in street name and do not transmit voting instructions before the stockholder meeting to my stockbroker, bank, or other nominee?
A:	Your stockbroker is no longer permitted to vote on your behalf on non-routine matters if you are a beneficial owner of shares held in street name and you do not transmit your voting instructions before the stockholder meeting to your stockbroker or nominee. The election of directors (Proposal No. 1), the advisory vote to approve the compensation of the Company’s named executive officers (Proposal No. 3), the vote to approve the third amendment to, and the restatement of, the 2006 Stock Incentive Plan (Proposal No. 4), and the vote to approve material terms of the 2006 Stock Incentive Plan, as amended and restated by the third amendment, for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code (Proposal No. 5) are considered non-routine matters. Therefore, if you do not transmit your voting instructions to your stockbroker or other nominee, then they cannot vote on these non-routine matters and your vote will be counted as “broker non-votes” as further described in the response to “How are abstentions and broker non-votes counted?” below.

Q:	Can I revoke my proxy?
A:	You may revoke your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may revoke your proxy instructions by granting a new proxy bearing a later date (that automatically revokes the earlier proxy) or by voting during the Annual Meeting. For shares held beneficially by you, you may revoke your proxy by submitting a new proxy to your stockbroker, bank, or other nominee.

Q:	What is the quorum requirement for the meeting?
A:	The quorum requirement for holding the meeting and transacting business is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to be voted at the Annual Meeting. For the Annual Meeting, both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	How are votes counted?
A:	In the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD” your vote with respect to one or more of the nominees. For all other proposals you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN” on any of these matters, it has the same effect as a vote “AGAINST.”

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:	What is the voting requirement to approve each of the proposals?
A:	In the election of directors, the eight persons receiving the highest number of “FOR” votes will be elected. All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide your stockbroker, bank, or other nominee with voting instructions on a non-routine matter such as a director election, your shares may constitute broker non-votes, as described in “How are abstentions and broker non-votes counted?” below.

Q:	How are abstentions and broker non-votes counted?
A:	Abstentions and broker non-votes are counted as present for purposes of determining the shares present and entitled to vote. However, an abstention is treated as a vote cast for purposes of counting votes, and therefore the effect of an abstention will be the same as a vote against a proposal as described in “How are votes counted?” above. Broker non-votes are not counted as votes cast for, and therefore have no impact on, non-routine matters. Generally, broker non-votes occur when shares held by a stockbroker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, the stockbroker has not received voting instructions from the beneficial owner, and the stockbroker lacks discretionary voting power to vote the shares.

Q:	Where can I find the voting results of the meeting?
A:	We will announce preliminary voting results at the meeting and will file with the SEC via EDGAR a Current Report on Form 8-K within four business days of the meeting with the final voting results. If final voting results are not available at the time of such filing, the Company intends to disclose preliminary voting results at the time of the filing and file an amended Current Report on Form 8-K within four business days after obtaining the final results.

Q:	What happens if additional proposals are presented at the meeting?
A:	Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Gregory Scott Thomas, our Corporate Secretary, and Thurman Case, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your shares for such other candidate or candidates as may be nominated by the Board.

Q:	What classes of shares are entitled to be voted?
A:	Each share of common stock of the Company (“common stock”) outstanding as of the Record Date is entitled to one vote on each item being voted upon at the Annual Meeting. On the Record Date, we had approximately 63,414,934 shares of common stock outstanding.

Q:	Is cumulative voting permitted for the election of directors?
A:	No.

Q:	Who will count the votes?
A:	A representative of Broadridge Investor Communications Solutions will tabulate the votes. A representative of the Company will act as the inspector of election.

Q:	Is my vote confidential?
A:	Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board.

Q:	Who will bear the cost of soliciting votes for the meeting?
A:	The Company will pay the entire cost of soliciting proxies to be voted, along with the costs of preparing, assembling, printing, mailing, and distributing the proxy materials. If you choose to access the proxy materials and/or submit your proxy over the Internet or by telephone, however, you are responsible for Internet access or telephone charges you may incur. In addition to the mailing of the proxy materials, the solicitation of proxies or votes may be made by our directors, officers, and employees, either in person, by telephone, or by electronic communication. Our directors, officers, and employees will not receive any additional compensation for the solicitation activities. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
A:	You may make nominations and submit proposals for consideration at future stockholder meetings. Any proposal that a stockholder wishes to include in the Company’s proxy materials for the 2016 annual meeting of stockholders, in accordance with the regulations of the SEC, must be received by no later than 120 calendar days prior to the anniversary date that the Company released this proxy statement for the Annual Meeting. The written proposal will need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Any proposal or nomination for election of directors that a stockholder wishes to propose for consideration at the 2016 annual meeting of stockholders, whether or not the stockholder wishes to include such proposal or nomination in our proxy statement under the applicable SEC rules, must be submitted in accordance with our Bylaws. To be considered timely, our Bylaws provide that such notice must be received at our principal executive offices no later than 120 calendar days prior to the anniversary date that the Company released this proxy statement for the Annual Meeting. Proposals and nominations should be addressed to: Corporate Secretary, Cirrus Logic, Inc., 800 W. Sixth Street, Austin, Texas 78701.

Copy of Bylaw Provisions: You may contact the Corporate Secretary at our headquarters, 800 W. Sixth Street, Austin, Texas 78701, for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE

Board Meetings and Committees

During the fiscal year ended March 28, 2015, the Board held 15 meetings. Each director is expected to attend each meeting of the Board and the committees of the Board (the “Committees”) on which he or she serves. No director attended less than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings held by all Committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders absent a valid reason. All of the directors attended the Company’s 2014 annual meeting of stockholders.

We have three Committees: Audit, Compensation, and Governance and Nominating. Each member of the Audit, Compensation, and Governance and Nominating Committees is independent in accordance with the applicable SEC rules and applicable Nasdaq Stock Market, Inc. (the “Nasdaq”) listing standards. Each Committee has a written charter that has been approved by the Board.

The current members of the Board and of each Committee are identified in the following table, and the function of each Committee is described below. No later than at the time of this year’s Annual Meeting, Susan Wang will retire from the Board and is therefore not included among this year’s list of

Board nominees. On occasion, the Board may appoint special committees or designate directors to undertake special assignments on behalf of the Board.

Name of Director	Independent	Audit	Compensation	Governance and Nominating
John C. Carter	Yes	X	X
Alexander M. Davern	Yes
Timothy R. Dehne	Yes		Chair	X
Christine King	Yes		X
Jason P. Rhode	No
Alan R. Schuele	Yes			X
William D. Sherman	Yes	X		Chair
Susan Wang	Yes	Chair
Number of Meetings Held in Fiscal Year ended March 28, 2015		9	4	2

Audit Committee

The Audit Committee is currently composed of three directors. The responsibilities of the Audit Committee include:

●	selecting, retaining, compensating, overseeing, evaluating, and, where appropriate, terminating the Company’s independent auditors;

●	resolving any disagreements between management and the independent auditors regarding financial reporting;

●	adopting and implementing pre-approval policies and procedures for audit and non-audit services to be rendered by the independent auditors;

●

reviewing with management and the independent auditors the financial information and the Management’s Discussion and Analysis proposed to be included in each of the Company’s Quarterly Reports on Form 10-Q prior to their filing;

●	reviewing before release the unaudited interim financial results in the Company’s quarterly earnings release;

●

reviewing with management and the independent auditors, at the completion of the annual audit, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report on Form 10-K prior to its filing and provide or review judgments about the quality, not only the acceptability, of accounting principles, and such other matters required to be discussed with the independent auditors under generally accepted auditing standards;

●	reviewing and approving, if appropriate, material changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management;

●

establishing procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

●	evaluating the professional competency of the financial staff and the internal auditors, as well as the quality of their performance in discharging their respective responsibilities.

The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements and is independent under applicable SEC rules and applicable Nasdaq listing standards. The Board has determined that Susan Wang is an “audit committee financial expert” as defined under applicable SEC rules. Upon the retirement of Ms. Wang, the Board intends to appoint Alexander M. Davern as Chair of the Audit Committee, contingent upon his election to the Board this year. The Board has determined that Mr. Davern is an “audit committee financial expert” as defined under applicable SEC rules.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board on page 69 of this proxy statement and the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

Compensation Committee

The Compensation Committee is composed of three directors, each of whom is independent under applicable Nasdaq listing standards. The Compensation Committee reviews and approves salaries and other matters relating to executive compensation and administers the Company’s stock incentive plans, including reviewing and granting stock incentive awards to executive officers and other employees and reviewing and approving policies and procedures for awarding grants under these plans. The Compensation Committee also reviews and recommends to the Board for approval various other Company compensation plans, policies, and matters related to the Company’s non-employee directors. For additional information relating to the Compensation Committee, see the Compensation Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

Please see the “Compensation Discussion and Analysis” section of this proxy statement for additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation, including the Compensation Committee’s engagement of Compensia, Inc. (“Compensia”) as its external compensation consultant.

Governance and Nominating Committee

The Governance and Nominating Committee is composed of three directors, each of whom is independent under the applicable Nasdaq listing standards. The Governance and Nominating Committee provides counsel to the Board with respect to Board organization, membership, and function, as well as committee structure and membership. The Governance and Nominating Committee is also responsible for defining the qualifications for candidates for director positions, evaluating qualified candidates, recommending candidates to the Board for election as directors, and proposing a slate of directors for election by stockholders at each annual meeting. For more information relating to the Governance and Nominating Committee, see the Governance and Nominating Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

The Governance and Nominating Committee annually reviews the needs of the Board for various skills, experience, expected contributions, and other characteristics in determining the director candidates to be nominated at the Annual Meeting of Stockholders. The Governance and Nominating Committee will evaluate candidates for directors proposed by directors, stockholders, or management in light of the Governance and Nominating Committee’s views of the current needs of the Board for certain skills; the candidate’s background, skills, experience, or other characteristics; and the expected contributions and the qualification standards established from time to time by the Governance and Nominating Committee. If the Governance and Nominating Committee believes that the Board requires additional candidates for nomination, the Governance and Nominating Committee may engage a third-party search firm to assist in identifying qualified candidates. All directors and nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance and Nominating Committee. Although the Board does not have a formal policy specifying how diversity should be considered in making determinations regarding nominations of directors, the Governance and Nominating Committee does take into account the benefits of diverse backgrounds, viewpoints, and experiences, as well as the benefits of a constructive working relationship among directors, when evaluating candidates for the Board.

The Governance and Nominating Committee believes that members of the Board should possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company, and monitor the Company’s adherence to principles of sound corporate governance. Therefore, the Governance and Nominating Committee has determined that nominees for election as director should have the following qualifications: (i) possess the highest personal and professional ethics, integrity, and values; (ii) be committed to representing the long-term interests of the Company’s stockholders; (iii) have an inquisitive and objective perspective and mature judgment; (iv) possess strong business and financial acumen and judgment acquired through education, training, or experience; (v) possess experience at policy-making levels in business, government, education, or technology, and in areas that are relevant to the Company’s global business activities; (vi) have experience in matters of corporate governance; (vii) have experience in positions with a high degree of responsibility in the companies or institutions with which they are affiliated; and (viii) be prepared to devote appropriate time and attention to the Board and Committee duties required of a public company board member. Additionally, for non-employee director candidates, the nominees should have personal and business circumstances that permit them to serve on one or more of the various Committees.

These are not meant to be the exclusive criteria, however, and the Governance and Nominating Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience, and expertise; the composition of the Board at the time; and other relevant circumstances.

Stockholders are able to recommend individuals to the Governance and Nominating Committee for consideration as potential director nominees by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of common stock for at least one year as of the date such recommendation is made. An eligible stockholder wishing to recommend a candidate must submit the following no later than 120 calendar days prior to the anniversary date that the Company released this proxy statement for the Annual Meeting: (A) a recommendation that identifies the candidate and provides contact information; (B) the written consent of the candidate to serve as a director of the Company, if elected; and (C) documentation establishing that the stockholder making the recommendation is an eligible stockholder.

Recommendations should be submitted to:

Governance and Nominating Committee

c/o Corporate Secretary

Cirrus Logic, Inc.

800 W. Sixth Street

Austin, Texas 78701

The Governance and Nominating Committee will consider stockholder-recommended candidates pursuant to the Director Nominations Process outlined in the Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

Stockholders also have the right under the Company’s Bylaws to nominate candidates for election as directors by following the procedures, providing the information, and conforming to the submission deadlines specified in the Company’s Bylaws. Please see “Questions and Answers about the Proxy Materials, the Annual Meeting and Voting Procedures: May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?” for further information.

Determination of Independence

The Board, which currently consists of eight directors, has determined that six of the eight nominated directors are independent as defined by the applicable listing and regulatory standards. Specifically, the Governance and Nominating Committee has reviewed the independence of each director and determined that nominees Carter, Davern, Dehne, Schuele, Sherman, and King qualify as independent directors under these standards. Nominee Tupman does not qualify as an independent director under these standards because of a consulting arrangement with the Company that expires on June 28, 2015.

Corporate Governance Guidelines

On an annual basis, the Company reviews its corporate governance practices in light of any changes to applicable law, the rules of the SEC, and the Nasdaq listing standards. Among other matters, the Corporate Governance Guidelines include the following requirements:

●	Two-thirds of the members of the Board must be independent directors as defined in the Corporate Governance Guidelines.

●	If the Chairman of the Board is not an independent director, the Board will designate a “lead independent director.”

●	Directors shall retire at the age of 75.

●	The Board will have an Audit Committee, Compensation Committee, and Governance and Nominating Committee, each of which shall consist solely of independent directors.

●	The independent directors shall meet in executive session either before or after each regularly scheduled Board meeting.

●

In considering stockholder proposals and candidates recommended by stockholders for the Board, the Governance and Nominating Committee will follow the procedures outlined in the Corporate Governance Guidelines.

For additional details, see the Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

Board Leadership Structure

The Board is committed to maintaining an independent Board comprised primarily of independent directors. To enhance the independence of the Board from management, we separate the roles of our Chief Executive Officer (“CEO”), Jason Rhode, and Chairman of the Board, Alan Schuele. We believe that this leadership structure demonstrates our commitment to good corporate governance and benefits our stockholders by enhancing the oversight of management by the Board, balancing power on the Board, and encouraging balanced decision making.

The Board’s Role in Risk Oversight

Although management is responsible for identifying, assessing, and managing the material risks facing the Company, the Board plays an ongoing and active role in the oversight of the Company’s risk management processes, along with the oversight of the most significant strategic and operational risks faced by the Company and management’s efforts to mitigate those risks. The Board is involved in the setting of the Company’s business strategy, which necessarily entails a determination of what constitutes an appropriate level of risk for the Company.

Each of the Committees also considers risk within the Committee’s area of responsibility. Our Audit Committee regularly reviews with management the Company’s major financial and regulatory risk exposures and the steps management has taken to monitor and control such exposures. Also, in designing our compensation programs and structuring awards, the Compensation Committee considers whether such compensation programs may lead to undue risk taking. Finally, our Governance and Nominating Committee oversees risks relating to corporate governance policies and related governance matters.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of its directors, officers, and employees (including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions). A copy of the Code of Conduct is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com. The Code of Conduct, as applied to the Company’s senior financial officers, constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and constitutes the Company’s “code of conduct” under the Nasdaq listing standards.

DIRECTOR COMPENSATION ARRANGEMENTS

Non-employee directors receive a combination of cash and equity-based compensation. Directors who are employed by the Company do not receive any additional compensation for their Board service. Independent directors may not receive consulting, advisory, or other compensatory fees from the Company in addition to their Board compensation.

The following table sets forth the quarterly cash payments paid to non-employee directors for Board service during the fiscal year ended March 28, 2015:

Director Compensation Retainers
Quarterly Director Retainer	$11,250
Board Chairman Quarterly Retainer	$8,750
Audit Chair Quarterly Retainer	$5,000
Audit Committee Member Quarterly Retainer	$2,000
Compensation Committee Chair Quarterly Retainer	$3,500
Compensation Committee Member Quarterly Retainer	$1,750
Governance and Nominating Committee Chair Quarterly Retainer	$1,500
Governance and Nominating Committee Member Quarterly Retainer	$750
Lead Independent Director Quarterly Retainer	$2,500

The Company also reimburses non-employee directors for all reasonable out-of-pocket expenses incurred for attending Board and Committee meetings.

On May 26, 2015, the independent directors of the Board approved modifications to the retainer fees for the non-employee directors based on a recommendation by the Company’s Compensation Committee, which had analyzed the Company’s director compensation compared to the Company’s Proxy Group (as defined below in the section of the proxy statement entitled, “The Positioning Information We Use for Comparisons”). In particular, the independent directors of the Board approved the following modifications:

●	the Quarterly Director Retainer was increased from $11,250 to $12,500;
●	the Audit Chair Quarterly Retainer was increased from $5,000 to $6,250;
●	the Audit Committee Member Quarterly Retainer was increased from $2,000 to $2,500;
●	the Compensation Committee Chair Quarterly Retainer was increased from $3,500 to $3,750;
●	the Compensation Committee Member Quarterly Retainer was increased from $1,750 to $1,875;
●	the Governance and Nominating Committee Chair Quarterly Retainer was increased from $1,500 to $2,500; and
●	the Governance and Nominating Committee Member Quarterly Retainer was increased from $750 to $1,250.

These modifications become effective beginning the second quarter of fiscal year 2016.

In addition to the cash compensation described above, each non-employee director receives equity-based compensation. Upon re-election to the Board, each non-employee director receives a full value stock award that vests immediately. In fiscal year 2015, the total number of shares subject to this award granted to each non-employee director had a fair market value up to $150,000 as estimated on the date of grant. For newly elected non-employee directors, the Company awards an option to purchase shares of common stock of the Company at an exercise price equal to the fair market value of the stock on the date of grant upon becoming a director, with 25% vesting after one year and the remainder vesting ratably each month over the following 36 months. The total number of stock options granted to each newly elected non-employee director for 2015 had a fair market value of $225,000 as estimated on the date of grant.

On May 26, 2015, the independent directors of the Board approved a modification concerning the stock award that is granted upon a non-employee director’s re-election to the Board. Effective after the 2016 annual meeting, for any director who is re-elected after having been appointed to the Board since the previous year’s annual meeting, his or her grant upon re-election will be prorated to reflect the actual duration of service as a director since his or her appointment.

The following table sets forth the information regarding the cash and equity-based compensation paid to our non-employee directors for services as members of the Board or any Committee during fiscal year 2015.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2015

Name (a)	Fees Earned or Paid in Cash (1) ($) (b)	Stock Awards (2) ($) (c)	Option Awards (3) ($) (d)	Total ($) (h)
John Carter (4)	$60,000	$149,983		$209,983
Tim Dehne (5)	$69,000	$149,983		$218,983
Christine King (6)	$49,717	$149,983		$199,700
Al Schuele (7)	$85,283	$149,983		$235,266
William D. Sherman (8)	$62,000	$149,983		$211,983
Susan Wang (9)	$75,283	$149,983		$225,266
Alex Davern	$—	—	$245,309	$245,309

(1)	Represents fees earned or paid in cash for services as a director during the fiscal year ended March 28, 2015, including quarterly retainer fees and Committee chairmanship and membership retainer fees.
(2)	On July 28, 2014, upon their re-election as directors at the Company’s 2014 annual meeting of stockholders, directors Carter, Dehne, King, Schuele, Sherman, and Wang received a full value stock award that vested immediately upon re-election to the Board having a fair market value of up to $150,000 on the date of grant. Amounts reported in this column represent the aggregate grant date fair value of the stock awards granted in fiscal year 2014, computed in accordance with FASB ASC Topic 718.
(3)	On March 25, 2015, upon his appointment as a director, Mr. Davern received an option to purchase shares of common stock with an exercise price equal to the closing price of common stock reported on Nasdaq on the date of grant. Amounts in this column represent the aggregate grant date fair value of the options computed in accordance with FASB ASC Topic 718 at the time of grant. See Note 12 to our consolidated financial statements in our 2015 Annual Report for additional detail regarding the assumptions underlying the value of these awards.
(4)	At the end of fiscal year 2015, Mr. Carter had 40,000 options outstanding.
(5)	At the end of fiscal year 2015, Mr. Dehne had 35,000 options outstanding.
(6)	At the end of fiscal year 2015, Ms. King had 9,320 options outstanding.
(7)	At the end of fiscal year 2015, Mr. Schuele had 19,447 options outstanding.
(8)	At the end of fiscal year 2015, Mr. Sherman had no options outstanding.
(9)	At the end of fiscal year 2015, Ms. Wang had 3,242 options outstanding.

PROPOSALS TO BE VOTED ON

Proposal No. 1:

Election of Directors

The Board approved eight nominees for election to the Board this year. Information regarding the business experience of each nominee and the particular experience, qualifications, attributes, or skills that qualify that person to serve as a director of the Company is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected, or until their earlier resignation or removal. There are no family relationships among the Company’s executive officers and directors.

Vote Required

In the election of directors, the eight persons receiving the highest number of “FOR” votes will be elected.

Director Resignation Policy

Any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election of directors shall tender to the Board his or her resignation as a director promptly following the certification of the election results. For purposes of this policy, (i) an “uncontested” election is one in which the Secretary determines that the number of nominees does not exceed the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement for such meeting, and (ii) abstentions and broker non-votes will not be considered as either “WITHHOLD” votes or “FOR” votes. The Governance and Nominating Committee will consider any resignation tendered under this policy and recommend to the Board whether to accept or reject it and the Board will act on such resignation, taking into account the Governance and Nominating Committee’s recommendation, within 90 days following the certification of the election results. The Governance and Nominating Committee in making its recommendation, and the Board in making its decision, may consider any information it deems appropriate including without limitation any reasons given by stockholders for their “WITHHOLD” votes, the qualifications of the Director, and his or her contributions to the Board and the Company. The Board will promptly disclose publicly its decision to accept or reject such a resignation and, if rejected, the reasons for doing so.

Information about Nominees

JOHN C. CARTER

Director since 2009

Mr. Carter, age 60, is currently a Principal at TCGen, which is a management consulting and advisory services firm that Mr. Carter founded in 2002 and is located in Menlo Park, California. Between November 2007 and January 2008, Mr. Carter was an Executive in Residence at Vantage Point Venture Partners, a venture capital firm in San Bruno, California, where he assisted in the management of several portfolio companies. Mr. Carter also served as Chief Technical Officer at Klipsch Group, a manufacturer of speakers in Indianapolis, Indiana, between February 2005 and October 2007. Mr. Carter began his career as an engineer at Bose Corporation in 1978, later becoming its Chief Engineer. Mr. Carter holds a B.S. in Engineering from Harvey Mudd College in Claremont, CA, and a Master’s in Electrical Engineering from the Massachusetts Institute of Technology.

The Governance and Nominating Committee believes that Mr. Carter’s extensive management experience with companies in the consumer audio market and his knowledge of that market, in addition to his background in venture and private equity investment transactions, make him well qualified to be on the Board. Mr. Carter also has relevant prior engineering and technical experiences in the markets we serve.

ALEXANDER M. DAVERN

Director since March 25, 2015

Mr. Davern, age 48, is currently the Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer of National Instruments Corporation (“NI”), an Austin-based supplier of measurement and automation products used by engineers and scientists in a wide range of industries. He joined NI in February 1994 and previously served in numerous leadership positions, including as NI’s Chief Financial Officer, Senior Vice President, IT and Manufacturing Operations and Treasurer from December 2002 to October 2010. Prior to joining NI, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his bachelor’s degree in Commerce and a diploma in professional accounting from University College in Dublin, Ireland.

The Governance and Nominating Committee believes that Mr. Davern is well qualified to be on the Board based on his extensive leadership experience in all aspects of managing a high technology company in Austin, Texas. In addition, Mr. Davern has extensive international finance experience within the technology industry. The Governance and Nominating Committee further believes that his experiences, along with his financial expertise, his familiarity with acquisitions and integrations, and his international tax experience make him well qualified to provide valuable insights to the Board and to serve a role in the oversight of our financial reporting and accounting practices as a member of the Audit Committee.

TIMOTHY R. DEHNE

Director since 2009

Mr. Dehne, age 49, is currently the Vice President of Engineering for Briggo, Inc., a privately held corporation in Austin, Texas. Prior to this position, he served as the Vice President, Global Marketing, at Luminex Corporation between May 2012 and August 2013, an Austin-based company that develops, manufactures, and markets innovative biological testing technologies with applications throughout the life science and diagnostic industries. Prior to his appointment to Vice President, Global Marketing, Mr. Dehne held the position of Vice President of Systems Research and Development, a position he held between July 2009 and May 2012. He previously worked at National Instruments Corporation, an Austin-based supplier of measurement and automation products used by engineers and scientists in a wide range of industries. Mr. Dehne spent over 21 years at National Instruments Corporation where he held many leadership positions while helping to significantly grow the company to more than 4,000 employees and over $800 million in annual revenue. At National Instruments Corporation, he held the position of Senior Vice President, Research & Development. Prior to his role as Senior Vice President, Research & Development at National Instruments Corporation, Mr. Dehne served in various executive positions in marketing and engineering. Mr. Dehne holds a B.S. in Electrical Engineering from Rice University and serves on the Board of Directors for Asset Intertech, a privately held company, where he also is Chairman of its Compensation Committee.

The Governance and Nominating Committee believes that Mr. Dehne is well qualified to be on the Board based on his extensive leadership experience in all aspects of managing a high technology company in Austin, Texas, and his unique insight into significantly growing revenue at a high technology company while maintaining an innovative corporate culture and a great work environment. His leadership skills, experience in creating and capturing business opportunities, and experience in scaling up a business to enable growth are valuable to the Company and the Board.

CHRISTINE KING

Director Since October 2013

Ms. King, age 66, was formerly a director and President and Chief Executive Officer of Standard Microsystems Corporation, an analog and mixed signal semiconductor provider for the consumer electronics, automotive, and industrial markets, from October 2008 until August 2012. From September 2001 until March 2008, Ms. King served as President and Chief Executive Officer of AMI Semiconductor, Inc. Prior to that, Ms. King spent over 23 years at International Business Machines Corporation in various management roles, including her last assignment as Vice President of Semiconductor Solutions. Ms. King currently serves as a director of IDACORP, Inc., and its principal operating subsidiary Idaho Power Company. She also currently serves on the Board of Directors of QLogic Corporation, a supplier of high performance network infrastructure products that provide, enhance, and manage computer data communication, and Skyworks Solutions, Inc., a supplier of high performance analog semiconductors. She previously served on the boards of AMI Semiconductor, Inc. from 2003 until its acquisition by ON Semiconductor Corporation in March 2008; ON Semiconductor Corporation from March 2008 until October 2008; Analog Devices, Inc. from June 2003 to March 2008; and Atheros Communications from April 2008 until its acquisition in May 2011.

The Governance and Nominating Committee believes that Ms. King’s senior management and operational experience in a number of high technology and semiconductor companies, prior Board service, and knowledge of the semiconductor industry provide the Board with significant financial, strategic, and operational expertise.

JASON P. RHODE

Director since 2007

Dr. Rhode, age 45, was appointed President and CEO, and a director of the Company, in May 2007. Dr. Rhode joined the Company in 1995 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and CEO. Dr. Rhode holds a B.S. in Electrical Engineering from San Diego State University, as well as M.S. and doctorate degrees in Electrical Engineering from North Carolina State University.

The Governance and Nominating Committee believes that Dr. Rhode’s prior experience as a semiconductor designer and his current role as CEO of the Company make him well qualified to be on the Board based on his detailed and unique knowledge of the Company’s operations, opportunities, and challenges. In addition, the Governance and Nominating Committee believes that having Dr. Rhode serve on the Board helps to bridge the gap between the Board and management, to facilitate the regular flow of information between management and the Board, and to ensure that the Board and management act with a common purpose to execute our strategic initiatives and business plans.

ALAN R. SCHUELE

Director Since 2011

Mr. Schuele, age 69, has been a general partner since 2000 with Sevin Rosen Funds, a high tech venture capital firm. While at Sevin Rosen Funds, Mr. Schuele led the investments in a number of semiconductor companies, including Cicada Semiconductor (acquired by Vitesse), Zilker Labs and D2Audio Corporation (both acquired by Intersil), and Javelin Semiconductor (acquired by Avago Technologies, Ltd.). Prior to working at Sevin Rosen, he was Chief Executive Officer of Benchmarq Microelectronics and served as President and Chief Operating Officer of Unitrode Corporation after its merger with Benchmarq. Over his nearly 30-year career in the semiconductor industry, he has held various executive and sales management positions in several semiconductor companies including the

Company, Crystal Semiconductor, Cypress Semiconductor, and Mostek. Mr. Schuele was also previously a director at InfoNow Corp., a leading provider of SaaS-based channel management solutions, where he served as a director between 2008 and November 2011.

In addition to Mr. Schuele’s extensive executive management and sales experience at semiconductor companies, he has played key roles in major mergers and acquisitions and has worked extensively in Asian markets.

The Governance and Nominating Committee believes that these experiences, along with his experience in advising entrepreneurs on how to turn their emerging technologies into winning companies, make him well qualified to contribute strategic, operational, and industry expertise to the Board.

WILLIAM D. SHERMAN

Director since 2001

Mr. Sherman, age 72, is a former partner of the law firm of Morrison & Foerster LLP, where he worked between 1987 and December 2013. He specialized in corporate and corporate securities practice. He has extensive experience working with public companies, the SEC, and the Financial Industry Regulatory Authority, formerly known as the National Association of Securities Dealers. Mr. Sherman is also a recognized specialist on corporate governance matters by way of his representation of various public and private companies, and he regularly participates in panel discussions on executive compensation and corporate governance topics. In 1972, Mr. Sherman received a law degree from the University of California – Berkeley, School of Law, and an MBA degree from the Haas School of Business at the University of California – Berkeley.

During his tenure with Morrison & Foerster LLP, Mr. Sherman had extensive experience with the legal, regulatory, and governance issues faced by a public company. The Governance and Nominating Committee believes that his background and experience position him to contribute significant corporate governance expertise to the Board and to serve as Chairman of the Company’s Governance and Nominating Committee.

DAVID J. TUPMAN

Director Nominee

Mr. Tupman, age 52, is currently the CEO of Details Lab Inc., an advisory firm focusing on scaling organizations for high-growth, technology development and new product introduction. From 2001 to 2011, Mr. Tupman rose from manager to Vice President of hardware engineering at Apple, Inc., where he led the hardware engineering and technology teams for multiple mobile devices. Prior to Apple, Mr. Tupman worked at Psion Computers in London, England from 1995 to 2001 as a hardware-engineering manager, developing a number of personal digital assistant products. From 1988 to 1995, Mr. Tupman was a Principal Design Engineer at Schlumberger in Farnborough, England, where he developed low power, high precision sensors for the gas, fuel and aerospace industries. Mr. Tupman holds a Bachelor’s degree in Electronics Engineering from the University of Salford, England. Mr. Tupman is named as an inventor on more than 30 U.S. patents. Mr. Tupman has also served as a director of Pixelworks, Inc., a company that develops video display processing technology, since April 2014.

The Governance and Nominating Committee believes that Mr. Tupman is well qualified to be on the Board based on his extensive engineering and technology experience in the consumer electronics and industrial markets.

The Board recommends a vote “FOR” the election to the Board of each of the foregoing nominees.

Proposal No. 2:

Ratification of Appointment of Independent Registered Public

Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 26, 2016. During the fiscal year that ended March 28, 2015, Ernst & Young served as the Company’s independent registered public accounting firm and also provided certain tax services.

The Audit Committee pre-approves and reviews all audit and non-audit services provided by Ernst & Young. In considering the services to be provided by Ernst & Young, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board on page 69 of this proxy statement, as well as the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

A representative of Ernst & Young is expected to attend the Annual Meeting and be available to respond to questions and, if he or she desires, to make a statement.

The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 26, 2016.

If the appointment is not ratified, the Audit Committee will consider this an indication to select other auditors for the following fiscal year. Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 26, 2016, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting.

Proposal No. 3:

Advisory Vote to Approve the Compensation of Named Executive Officers

Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or the Board. However, the Board and the Compensation Committee value the opinions of our stockholders and to the extent there is a significant vote against the compensation of the Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail in the section of this proxy statement entitled, “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain executive officers, while aligning their interests with those of our stockholders. Under this program, our executive officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis and the accompanying compensation tables of this proxy statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers for fiscal year 2015.

The Compensation Committee regularly reviews our executive compensation program to ensure that it achieves the desired goal of aligning our executive compensation structure with the interests of our stockholders and current market practices. We believe our executive compensation program is well designed, appropriately aligns executive pay with Company performance, and has demonstrated that it incentivizes desirable behavior from our executives. Therefore, we are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies, and practices described in this proxy statement.

We ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board recommends a vote “FOR” the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement.

Proposal No. 4:

Approval of the Third Amendment to, and the Restatement of, the 2006 Stock Incentive Plan

Background and Purpose of the Proposal

The Board originally adopted the Cirrus Logic, Inc. 2006 Stock Incentive Plan (the “Plan”) on May 10, 2006, subject to stockholder approval, and the Company’s stockholders approved the Plan on July 28, 2006. The Plan has been amended twice since its initial adoption, and effective May 26, 2015, the Board approved a third amendment to the Plan that would increase the number of shares available for issuance pursuant to the Plan by 4,900,000 shares. At the Annual Meeting, stockholders will be asked to approve the increase in the number of shares available for issuance under the Plan (the “Third Amendment”), which is included as Exhibit A to this proxy statement. If approved by the Company’s stockholders at the Annual Meeting, the Third Amendment will become effective July 29, 2015.

Summary of the Third Amendment to the Plan

The use of stock-based awards under the Plan continues to be a key element of the Company’s compensation program. The purpose of the Third Amendment is to increase the number of shares of common stock that the Company may issue under the Plan by 4,900,000 shares, from 20,300,000 to 25,200,000 shares. As of March 28, 2015, 2,857,081 shares associated with RSUs and RSAs were expected to vest, and there were 3,322,141 options vested and unvested. No other equity awards were outstanding under the Plan as of such date. Of the 20,300,000 shares currently authorized for issuance under the Plan, there remain only 3,887,234 shares available for grant as of March 28, 2015.

The Plan is a broad-based plan under which the Company grants awards to its current and prospective employees, including officers, its directors, and consultants. The Company continues to believe that its long-term interests are best advanced by aligning the interests of its nonemployee directors and key employees with the interests of its stockholders. Therefore, to attract, retain and motivate nonemployee directors, officers and key management employees of exceptional abilities and, in recognition of the significant contributions to the long-term performance and growth of the Company and its subsidiaries made by these individuals, the Board has adopted the Third Amendment to, and a restatement of, the

Plan, subject to stockholder approval. Approval of the Third Amendment will permit the Company to continue to use stock-based compensation to align stockholder and employee interests and to motivate employees and others providing services to the Company or any subsidiary. While the Board is cognizant of the potential dilutive effect of compensatory stock awards, it also recognizes the significant motivational and performance benefits that are achieved from making such awards. The Board determined that an increase of 4,900,000 shares was appropriate based on a number of factors, including: an increase in burn rate related to retention grants associated with the acquisition of Wolfson Microelectronics plc (“Wolfson”), the current number of shares available under the Plan, the number of shares that remain subject to outstanding options and restricted stock units, the potential dilutive effects on the Company’s stockholders, the Company’s historical annual burn rates, and the anticipated future needs for equity to be able to attract and retain key employees and members of our leadership team.

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, to vote at the Annual Meeting is necessary for approval of the Third Amendment to, and restatement of, the Plan.

Consequences of Failing to Approve the Proposal

Failure of the Company’s stockholders to approve this Proposal will not affect the rights of existing award holders under the Plan or under any previously granted awards under the Plan; however, the Company may be required to reevaluate its compensation structure since adequate shares may not be available for grant in the future.

Summary of the Amended Plan

The following summary of the Plan, as amended by the Third Amendment (the “Amended Plan”), does not purport to be a complete description of all provisions of the Amended Plan. Assuming that the Third Amendment is approved, the Amended Plan shall be amended and restated in its entirety to incorporate all applicable changes to the Plan document. The Amended Plan should be read in conjunction with, and is qualified in its entirety by reference to the complete text of the proposed Amended Plan (as fully amended and restated), which is attached to this proxy statement as Exhibit A. The Amended Plan gives the Compensation Committee the ability to award stock options, stock appreciation rights (“SARs”), restricted stock (“Restricted Stock Awards”), restricted stock units (referred to as “Phantom Stock Awards” in the Plan) (“Restricted Stock Units”), bonus stock, and performance awards. Unless earlier terminated by action of the Board, the Amended Plan will terminate on July 28, 2024. Awards granted prior to the termination date of the Amended Plan will continue to be effective in accordance with their terms and conditions.

Persons Who May Participate. Employees, consultants and directors of the Company and its affiliates are eligible to receive an award under the Amended Plan. Only individuals who are employees of the Company or one of its corporate subsidiaries are eligible to receive Incentive Options (defined below). The Compensation Committee determines in its discretion which eligible persons will receive awards under the Amended Plan. As of March 28, 2015, there were approximately 1,100 employees and 8 directors eligible to receive awards under the Amended Plan.

Shares Subject to the Amended Plan. Subject to stockholder approval of the Third Amendment to the Plan and the adjustments described below, the total aggregate number of shares of common stock that may be subject to awards under the Amended Plan, since the inception of the Plan, is 25,200,000 shares. As of March 27, 2015 (the last trading day of fiscal year 2015), the price per share of the Company’s common stock was $33.29. The shares issued pursuant to awards under the Amended Plan may be authorized and unissued shares or shares that the Company reacquired, including shares purchased in the open market. To the extent that a share of common stock is subject to an outstanding

Full-Value Award, that award will reduce the aggregate share limit by 1.5 shares of common stock. To the extent that a share of common stock is subject to an outstanding award other than a Full-Value Award, the award reduces the aggregate share limit by one share of common stock. Shares withheld to satisfy any tax withholding obligation or shares tendered in payment of the exercise price of an option are counted in full against the number of shares available for award under the Plan. Awards that are settled in cash or are canceled or forfeited are not counted against the aggregate share limit and will be available for issuance pursuant to additional awards granted under the Amended Plan. The aggregate share limit may not be increased by repurchasing shares using option exercise proceeds.

No participant may be granted awards intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) under the Amended Plan covering more than 400,000 shares in any one calendar year, subject to certain anti-dilution and other adjustments. The maximum amount of compensation that may be paid under all performance awards denominated in cash (including the fair market value of any shares of common stock paid in satisfaction of such performance awards) granted to any one individual during any calendar year may not exceed $5,000,000.

Administration. The Amended Plan will be administered by the Compensation Committee or another Committee of two or more directors selected by the Board who are “outside directors” as defined in Section 162(m) and “Non-Employee directors” as defined in SEC Rule 16b-3. Subject to the provisions of the Amended Plan, the Compensation Committee has the power to (i) determine which employees, consultants, or directors receive an award, the time or times when such award will be made, and the type, value and amount of the award that will be granted, (ii) construe the Amended Plan and the respective agreements executed under the Plan, (iii) prescribe rules and regulations relating to the Amended Plan, (iv) determine the terms, restrictions, and provisions of the agreements relating to each award, and (v) make all other determinations necessary or advisable for administering the Amended Plan.

Awards under the Amended Plan.

Stock Options. Options granted under the Amended Plan may be either incentive stock options qualifying under Internal Revenue Code (“IRC”) Section 422 (“Incentive Option”) or options that are not intended to qualify as incentive stock options (“Nonstatutory Option”). Under the terms of the Amended Plan, the exercise price for any stock option must be equal to or greater than the fair market value of common stock on the date of grant and, if granted to a participant who owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, must be equal to or greater than 110% of the fair market value of common stock on the date of grant. Options may not be granted with a term in excess of ten years (five years, in the case of an Incentive Option granted to a participant owning more than 10% of the Company’s voting power). Otherwise, the Compensation Committee has discretion to determine the number of shares subject to an option (subject to the Amended Plan’s stated limits), the vesting, expiration and forfeiture provisions for options, the restrictions on transferability of an option, and any other terms and conditions otherwise consistent with the Amended Plan. The exercise price of an option may be paid through various means acceptable to the Compensation Committee, including in cash or, to the extent allowed by the Compensation Committee, by delivering previously owned shares, by withholding shares deliverable upon the exercise of the option or by delivering to the Company the proceeds from the sale of shares of the Company’s stock issuable under an option. Other than in connection with a change in the Company’s capitalization or a reorganization (as outlined in more detail in the Amended Plan), the Amended Plan prohibits repricing stock options or the repurchase of underwater options for cash without stockholder approval.

Stock Appreciation Rights. A stock appreciation right or SAR provides the right to the monetary equivalent of the increase in the value of a specified number of the Company’s shares over a specified period of time after the right is granted. SARs may be paid in stock, cash or a combination thereof. SARs may be granted either in tandem with or as a component of other awards granted under the Amended Plan or not in conjunction with other awards and may, but need not, relate to a specific option. SARs are generally subject to the same terms and limitations as options or, when granted tandem to other awards, to the same terms as those other awards.

Restricted Stock Awards and Restricted Stock Units. A Restricted Stock Award is an award of shares, and a Restricted Stock Unit award is an award of units that represent the right to receive, at settlement, a number of shares or the cash value of a number of shares, in each case, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as are specified by the Compensation Committee. The Compensation Committee has discretion to determine the terms of any Restricted Stock Award or Restricted Stock Unit award, including the number of shares subject to such award (subject to the Amended Plan’s stated limits), the price (if any) paid for shares subject to a Restricted Stock Award or Restricted Stock Units, and the minimum period over which a Restricted Stock Award or Restricted Stock Units may vest or be settled. Participants holding shares subject to a Restricted Stock Award may exercise full voting rights with respect to the shares during the restriction period and will be entitled to receive all dividend and other distributions with respect to the shares, subject to any requirement imposed by the Compensation Committee that such dividend or distribution amounts be reinvested in additional shares subject to a Restricted Stock Award or remain subject to the same restrictions as the Restricted Stock Award. Holders of Restricted Stock Units will be entitled to receive dividend equivalents only to the extent provided by the Compensation Committee.

Performance Award Units. The Amended Plan authorizes the grant of performance award units, pursuant to which participants are awarded bonus opportunities that are paid contingent upon the achievement of performance criteria specified by the Compensation Committee. The Compensation Committee has discretion to determine the terms of any performance award unit, including the maximum amount payable (subject to the Amended Plan’s stated limits), the performance period (which is generally at least one year), the performance criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria, the timing of any payment, restrictions on a performance award unit prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the Amended Plan. The Compensation Committee may specify the percentage of the target performance award unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) using “qualifying performance criteria” described below. Performance award units are payable in cash or shares of common stock as determined by the Compensation Committee. The Committee, in its sole discretion, may provide for an adjustable performance award value based upon the level of achievement of performance measures. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine.

Qualifying Performance Criteria. Qualifying performance criteria will be based upon (1) the price of a share of common stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Compensation Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Compensation Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Compensation Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Compensation Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Compensation Committee, (10) the economic value added, (11) the return on stockholders’ equity achieved by the Company, (12) the total stockholders’ return achieved by the Company, or (13) a combination of any of the foregoing.

Bonus Stock. Each bonus stock award constitutes a transfer of unrestricted common shares on such terms and conditions as the Compensation Committee determines. Bonus stock awards will be made in shares of common stock and need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for common stock issued in connection with a bonus stock award will be determined by the Compensation Committee in its discretion.

Transferability. Unless otherwise provided for by the Compensation Committee, awards under the Amended Plan are generally only transferable by the will or laws of descent and distribution or pursuant to a domestic relations order entered or approved by a court of competent jurisdiction. The Compensation Committee does have the discretion to permit the transfer of an award (other than an Incentive Option) under certain other circumstances.

Tax Withholding. A participant must satisfy any applicable federal, state, local or foreign tax withholding obligations that arise due to an award made under the Amended Plan, and the Compensation Committee will not be required to issue any shares or make any payment until the participant satisfies those obligations in a manner satisfactory to the Company. The Compensation Committee may permit tax withholding obligations to be satisfied by having the Company withhold a portion of the cash or shares that would otherwise be issued to the participant under an award or by allowing the participant to tender previously acquired shares.

Corporate Change and Other Adjustments. The Amended Plan provides that, upon a Corporate Change (as defined in the Amended Plan), the Compensation Committee may accelerate the vesting of options, cancel options and cause the Company to make payments in respect thereof in cash, or adjust the outstanding options as appropriate to reflect such Corporate Change (including, without limitation, adjusting an option to provide that the number and class of shares of common stock covered by such option will be adjusted so that the option will thereafter cover securities of the surviving or acquiring corporation or other property (including cash) as determined by the Compensation Committee). Upon the occurrence of a Corporate Change, the Compensation Committee may adjust the outstanding Restricted Stock Awards as appropriate to reflect such Corporate Change or fully vest such outstanding Restricted Stock Awards and, upon such vesting, all restrictions applicable to such Restricted Stock will terminate. Further, upon the occurrence of a Corporate Change, the Compensation Committee may adjust the outstanding performance awards or Restricted Stock Units as appropriate to reflect such Corporate Change, or cancel any of such outstanding awards and cause the Company to make payments in respect thereof in cash, which payments will be prorated in the event that the applicable performance or vesting period with respect to such awards has not been completed.

The maximum number of shares that are intended to comply with Section 162(m) and may be issued under the Amended Plan, and the maximum number of shares that may be issued to any one individual and the other individual award limitations, as well as the number and price of shares of common stock or other consideration subject to an award under the Amended Plan, will be appropriately adjusted by the Compensation Committee in the event of changes in the outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of common stock occurring after an award is granted.

Amendment and Termination. The Board may from time to time amend, alter, or terminate the Amended Plan; however, any change that would impair the rights of a participant with respect to an award theretofore granted will require the participant’s consent. Further, without the prior approval of our stockholders, the Board may not amend the Amended Plan to change the class of eligible individuals, increase the number of shares of common stock that may be issued under the Amended Plan, or amend or delete the provisions of the Amended Plan that prevent the Compensation Committee from amending any outstanding option contract to lower the option price or paying cash for underwater options.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to participants arising from participation in the Amended Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of participants in the Amended Plan may vary depending on the particular situation and therefore may be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state or local tax consequences.

Incentive Options; Nonstatutory Options; SARs. Participants will not realize taxable income upon the grant of a Nonstatutory Option or an SAR. Upon the exercise of a Nonstatutory Option or SAR, a participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash and the fair market value of common stock received, over (ii) the exercise price (if any) paid therefore.

A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of an SAR, or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Federal Income Tax Consequences – Tax Code Limitations on Deductibility” below, the Company or its subsidiary (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Participants eligible to receive an Incentive Option will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and more than one year from the date of exercise of the Incentive Option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s-length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Generally, the Company will not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “Federal Income Tax Consequences – Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a participant would still recognize ordinary compensation income upon exercise of an Nonstatutory Option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered therefore in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

The Amended Plan allows the Compensation Committee to permit the transfer of awards in limited circumstances. See “Summary of the Amended Plan – Transferability.” For income and gift tax purposes, certain transfers of Nonstatutory Options and SARs generally should be treated as completed gifts, subject to gift taxation.

The IRS has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options.

In addition, if a participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $14,000 (for 2015) per donee, (ii) the transferor’s lifetime exclusion, or (iii) the marital or charitable deduction rules. The gifted Nonstatutory Option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options is uncertain, and the gift tax implications of such a transfer are a risk the transferor will bear upon such a disposition. The IRS has not specifically addressed the tax consequences of a transfer of SARs.

Restricted Stock Awards; Restricted Stock Units; Cash Awards. A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. A participant will not have taxable income at the time of grant of a stock award in the form of Restricted Stock Units denominated in common stock, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or common stock in settlement of the Restricted Stock Units in an amount equal to the cash or the fair market value of common stock received. In general, a participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a Restricted Stock Award in an amount equal to the fair market value of common stock when such stock is received; provided that, if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a participant does not make an valid election under Section 83(b) of the IRC, or (ii) when common stock is received, in cases where a participant makes a valid election under Section 83(b) of the IRC.

A participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above with respect to common stock or cash received. Dividends that are received by a participant prior to the time that common stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in common stock received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, the Company or one of its subsidiaries (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

The Company’s ability (or the ability of one of its subsidiaries, as applicable) to obtain a deduction for future payments under the Amended Plan could also be limited by the golden parachute payment rules of Section 280G of the IRC, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, the Company’s ability (or the ability of one of its subsidiaries, as applicable) to obtain a deduction for amounts paid under the Amended Plan could be limited by Section 162(m), which limits the deductibility, for federal income tax purposes, of compensation paid to Covered Employees of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Compensation Committee. Performance-based awards intended to comply with Section 162(m) may not be granted in a given period if such awards relate to shares of common stock which exceed a specified limitation or, alternatively, the performance-based awards may not result in compensation, for a participant, in a given period which exceeds a specified limitation. If the Amended Plan is approved at the Annual Meeting, a participant who receives an award or awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive performance-based awards relating to more than 400,000 shares of common stock or, with respect to awards not related to shares of common stock, $5,000,000, in any given fiscal year. Although the Amended Plan has been drafted to satisfy the requirements for the performance-based compensation exception, the Company may determine that it is in its best interests not to satisfy the requirements for the exception. See “Summary of the Amended Plan – Awards under the Amended Plan – Performance Award Units” and “Summary of the Amended Plan – Awards under the Amended Plan – Qualifying Performance Criteria.”

New Plan Benefits

A summary of the material features of the Amended Plan, including the class of persons eligible to participate therein and the number of persons in such class, is included above under the title “Summary of Amended Plan.”

The awards, if any, that will be made to eligible persons under the Amended Plan are subject to the discretion of the Compensation Committee and, thus, the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to its executive officers, employees and directors under the Amended Plan. Therefore, the New Plan Benefits Table is not provided.

The Company made its annual equity awards under the Plan for fiscal year 2015 to the Named Executive Officers, nonemployee directors, and to its other eligible employees. The grants to the Named Executive Officers are reflected in the “Fiscal Year 2015 Grants of Plan-Based Awards” section that can be found on page 57 of this proxy statement. The fiscal year 2015 grant to the nonemployee directors is reflected in the Director Compensation Table on page 14.

Options Previously Awarded

The following table states the amount of options that have been previously granted pursuant to the Plan as of March 28, 2015:

Name and Position, or Group, as Applicable	Number of Options Previously Granted
All Named Executive Officers:	1,975,000
● Jason P. Rhode, President and CEO	1,545,000
● Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	360,000
● Andrew Brannan, Vice President of Worldwide Sales	0
● Rashpal Sahota, Vice President and Audio General Manager, Cirrus Logic International	0
● Eric C. Smith, Vice President and General Manager, Advanced Mixed-Signal Products (AMP) Division	70,000
All Current Executive Officers as a Group	3,293,000
All Current Directors as a Group	1,839,151
Each Nominee for Election as a Director:
● John C. Carter	65,000
● Alexander M. Davern	21,731
● Timothy R. Dehne	65,000
● Christine King	20,562
● Jason P. Rhode	1,545,000
● Alan R. Schuele	25,929

Name and Position, or Group, as Applicable	Number of Options Previously Granted
● William D. Sherman	70,000
● David J. Tupman	0
All Employees as a Group, Excluding Current Executive Officers	2,166,465

Vote Required and Board Recommendation

Approval of the Third Amendment to the Plan, which increases the number of shares of common stock that the Company may issue under the Plan by 4,900,000 shares, from 20,300,000 to 25,200,000 shares, requires the affirmative vote of the holders of a majority of the total number of shares of common stock present in person or by proxy and entitled to vote on the matter. Unless marked to the contrary, proxies received will be voted FOR approval. The Board believes strongly that the approval of the Third Amendment to the Plan is essential to the Company’s continued success. For the reasons stated above, the stockholders are being asked to approve this Proposal.

The Board recommends a vote “FOR” the approval of the third amendment to, and the restatement of, the 2006 Stock Incentive Plan.

Proposal No. 5:

Approval of Material Terms of the 2006 Stock Incentive Plan, as Amended and Restated by the Third Amendment, for Purposes of Complying with the Requirements of Section 162(m) of the Internal Revenue Code

Background and Purpose of the Proposal

In addition to the amendment and restatement of the Plan, the Board is also requesting that stockholders reapprove the material terms of the Amended Plan so that certain designated awards under the Amended Plan qualify for exemption from the deduction limitations of Section 162(m). As discussed in Proposal No. 4 above, under Section 162(m), the federal income tax deductibility of compensation paid to the CEO and three other most highly compensated officers (other than the CEO or the Company’s Chief Financial Officer) determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934 (“Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, the Company may deduct compensation paid to its Covered Employees in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m). In addition to certain other requirements, in order for awards under the Amended Plan to constitute “performance-based compensation,” the material terms of the Amended Plan must be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the Plan, or at the time of a material amendment to the plan, whichever occurs first. Because the Company is seeking stockholder approval in Proposal No. 4 of a material amendment to the plan, we are also seeking this separate stockholder approval for purposes of Section 162(m).

Under the Section 162(m) regulations, the material terms of the Amended Plan are (i) the maximum amount of compensation that may be paid to a participant under the Amended Plan in any fiscal year, (ii) the employees eligible to receive compensation under the Amended Plan, and (iii) the business criteria on which the performance goals are based. The Company intends that awards under the Amended Plan continue to qualify for exemption from the deduction limitations of Section 162(m). Accordingly, the Company is asking its stockholders to reapprove the material terms of the Amended Plan for Section 162(m) purposes so that awards under the Amended Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) will be fully deductible by the Company. The material terms of the Amended Plan are disclosed above in Proposal No. 4 as follows: (i) the maximum amount of compensation is described in the section entitled “Summary of the Third Amendment to the Plan” (ii) the eligible employees are described in the section entitled “Summary of the Amended Plan – Persons Who May Participate,” and (iii) the business criteria are described in the section entitled “Summary of the Amended Plan – Awards under the Amended Plan – Qualifying Performance Criteria.”

Consequences of Failing to Approve the Proposal

Failure of the Company’s stockholders to approve this Proposal will not affect the rights of existing award holders under the Amended Plan or under any previously granted awards under the Amended Plan. However, if this Proposal is not approved, the Company may be required to reevaluate its compensation structure since compensation paid to Covered Employees in future years may not be deductible by the Company to the extent it exceeds $1,000,000.

Vote Required and Board Recommendation

Approval of the material terms of the Amended Plan for Section 162(m) purposes requires the affirmative vote of the holders of a majority of the total number of shares of common stock present in person or by proxy and entitled to vote on the matter. For these purposes, broker non-votes are not treated as entitled to vote. Unless marked to the contrary, proxies received will be voted FOR approval. The Board believes strongly that the approval of the material terms of the Amended Plan for purposes of Section 162(m) is essential to the Company’s continued success. For the reasons stated above, the stockholders are being asked to approve this Proposal.

The Board recommends a vote “FOR” the approval of material terms of the 2006 Stock Incentive Plan, as amended and restated by the Third Amendment, for purposes of complying with the requirements of Section  162(m) of the Internal Revenue Code.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table contains information regarding the beneficial ownership of common stock as of May 12, 2015 by:

●	The stockholders we know to beneficially own more than 5% of outstanding common stock;
●	Each director named in this proxy statement;
●	Each executive officer named in the Summary Compensation Table included in this proxy statement; and
●	All of our directors and executive officers as a group.

Common stock is the only class of voting securities issued by the Company. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

Beneficial Owner	Shares Beneficially Owned
	Number	Percent(1)
5% or Greater Stockholders:
FMR LLC(2)
245 Summer Street
Boston, MA 02210	7,873,675	12.4%
Blackrock, Inc.(3)
55 East 52nd Street
New York, NY 10055	6,601,841	10.4%
The Vanguard Group, Inc.(4)
PO Box 2600
Valley Forge, PA 19482	4,481,694	7.1%
Directors and Named Executive Officers:
Jason P. Rhode, President, Chief Executive Officer and Director(5)	1,101,232	1.7%
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer(6)	131,139	*
Timothy R. Dehne, Director(7)	60,931	*
John C. Carter, Director(8)	60,488	*
Alan R. Schuele, Director(9)	49,833	*
Eric C. Smith, Vice President(10)	17,543	*
Christine King, Director(11)	15,028	*
William D. Sherman, Director(12)	12,434	*
Susan Wang, Director(13)	5,943	*
Andrew Brannan, Vice President, Worldwide Sales	0	*
Alexander Davern, Director	0	*
Rashpal Sahota, Vice President, Audio GM, Cirrus Logic Int’l.	0	*
David J. Tupman, Director Nominee	0	*
All current directors and executive officers as a group (18 persons)(14)	2,073,053	3.3%

* Less	than 1% of the outstanding common stock
(1)

Percentage ownership is based on 63,384,875 shares of common stock issued and outstanding on May 12, 2015. Shares of common stock issuable under stock options that are currently exercisable or will become exercisable within 60 days after May 12, 2015, and shares of common stock subject to restricted stock units (“RSUs”) that will vest and be issued within 60 days after May 12, 2015, are deemed to be outstanding and beneficially owned by the person holding such options or

RSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed outstanding for the purpose of computing the percentage of any other person or group. This table does not include options, RSUs or MSUs that vest more than 60 days after May 12, 2015.
(2)	Based on a Schedule 13G filed with the SEC on January 12, 2015, FMR LLC is the beneficial owner of 7,873,675 shares, with sole voting power as to 3,347,484 shares and sole dispositive power as to 7,873,675 shares.
(3)	Based on a Schedule 13G filed with the SEC on January 9, 2015, Blackrock Inc. is the beneficial owner of 6,601,841 shares, with sole voting power as to 6,394,613 shares, and sole dispositive power as to 6,601,841 shares.
(4)	Based on a Schedule 13G filed with the SEC on February 11, 2015, The Vanguard Group Inc. is the beneficial owner of 4,481,694 shares, with sole voting power as to 82,542 shares, sole dispositive power as to 4,404,052 shares, and shared dispositive power as to 77,642 shares.
(5)	Includes 1,002,359 shares issuable upon exercise of options held by Dr. Rhode and 98,873 shares held directly.
(6)	Includes 112,936 shares issuable upon exercise of options held by Mr. Case and 18,203 shares held directly.
(7)	Includes 35,000 shares issuable upon exercise of options held by Mr. Dehne and 25,931 shares held directly.
(8)	Includes 40,000 shares issuable upon exercise of options held by Mr. Carter and 20,488 shares held directly.
(9)	Includes 18,906 shares issuable upon exercise of options held by Mr. Schuele and 30,927 shares held directly.
(10)	Includes 17,499 shares issuable upon exercise of options held by Mr. Smith and 44 shares held directly.
(11)	Includes 8,566 shares issuable upon exercise of options held by Ms. King and 6,462 shares held directly.
(12)	All shares are directly held.
(13)	Includes 2,701 shares issuable upon exercise of options held by Ms. Wang and 3,242 shares held directly.
(14)	Includes options held by all executive officers and directors to purchase an aggregate of 1,781,768 shares of common stock that are exercisable within 60 days of May 12, 2015.

EXECUTIVE OFFICERS

Scott A. Anderson – Senior Vice President and General Manager, Mixed-Signal Audio Division

Mr. Anderson, age 61, was appointed Senior Vice President and General Manager, Mixed-Signal Audio Division, in October 2007. Prior to joining the Company, Mr. Anderson served as the President and Chief Operating Officer of Freescale Semiconductor between March 2004 and February 2005, and as President and Chief Executive Officer of Motorola Semiconductor Products Sector between February 2003 and December 2003.

Jo-Dee M. Benson – Vice President, Chief Culture Officer

Ms. Benson, age 55, was appointed Vice President, Chief Culture Officer, as of July 2011. She joined the Company in July 1995 and served in various marketing communications management roles. Prior to being appointed to her current position, Ms. Benson served as Vice President, Corporate Communications and Human Resources from July 2005 to July 2011, and as Vice President, Corporate Marketing Communications between January 2001 and July 2005.

Andrew Brannan – Vice President Worldwide Sales

Mr. Brannan, age 48, joined Cirrus Logic as part of the Wolfson acquisition in August 2014. Mr. Brannan had worked at Wolfson since 2009, where he was Chief Commercial Officer. Immediately before joining Wolfson, Mr. Brannan served as a board member and Executive Vice President of Sales and Customer Operations at Symbian Software Limited.

Randy Carlson – Vice President of Supply Chain

Mr. Carlson, age 49, was appointed Vice President of Supply Chain in February 2010. Mr. Carlson previously worked as Director of Supply Chain between May 2008 and February 2010.

Thurman K. Case – Vice President, Chief Financial Officer and Principal Accounting Officer

Mr. Case, age 58, was appointed Chief Financial Officer (“CFO”) in February 2007. He joined the Company in October 2000 and was appointed Vice President, Treasurer, Financial Planning & Analysis, in September 2004. Prior to being appointed to his current position, Mr. Case served as Vice President, Finance between June 2002 and September 2004, and as Director of Finance between October 2000 and June 2002.

Brad Fluke – Vice President and General Manager, MEMS Division

Mr. Fluke, age 53, was appointed Vice President and General Manager, MEMS Division in May 2015. He joined the company in 2013, originally serving as Vice President of Strategy. Previously, from 2008 to 2013, Mr. Fluke served as the President, Chief Executive Officer, and the Chairman of the Board at Javelin Semiconductor, Inc.

Allan Hughes – Vice President Cirrus Logic International

Mr. Hughes, age 54, joined Cirrus Logic as part of the Wolfson acquisition in August 2014. Mr. Hughes joined Wolfson in March 2009 as Vice President Marketing and Applications. In 2013, he assumed the role of Chief Operating Officer.

Jason P. Rhode – President and Chief Executive Officer, and Director Nominee

Dr. Rhode, age 45, was appointed President and CEO of the Company in May 2007. Dr. Rhode joined the Company in 1995 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and CEO.

Rashpal Sahota – Vice President and Audio General Manager, Cirrus Logic International

Mr. Sahota, age 55, joined Cirrus Logic as part of the Wolfson acquisition in August 2014. Mr. Sahota had worked at Wolfson since 2008, where he acted as Vice President, General Manager, Audio.

Gregory Scott Thomas – Vice President, General Counsel and Corporate Secretary

Mr. Thomas, age 49, was appointed Vice President, General Counsel and Corporate Secretary in December 2003. He joined the Company in December 2000 as Vice President and Associate General Counsel, Intellectual Property.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to explain the Compensation Committee’s philosophy for determining the compensation program for the Chief Executive Officer (“CEO”), the Company’s Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers (collectively, “Named Executive Officers”) for fiscal year 2015 and to discuss why and how the fiscal year 2015 compensation decisions for these executives were reached. As used in this Compensation Discussion and Analysis, all references to the 2015 fiscal year are applicable to the time period that began on March 30, 2014 and ended on March 28, 2015. Following this discussion are tables that include compensation information for the Named Executive Officers. This analysis contains descriptions of various employee compensation and benefit plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans that are filed as exhibits to the Company’s 2015 Annual Report on Form 10-K for fiscal year 2015.

The Named Executive Officers for fiscal year 2015 were as follows:

●	Jason P. Rhode, President and CEO;

●	Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer;

●	Andrew Brannan, Vice President of Worldwide Sales;

●	Rashpal Sahota, Vice President and Audio General Manager, Cirrus Logic International; and

●	Eric C. Smith, Vice President and General Manager, Advanced Mixed-Signal Products (AMP) Division.

Executive officer Smith was hired by the Company in April 2014, shortly after fiscal year 2015 began and received one-time, new-hire equity grants shortly thereafter, in May 2014. Mr. Smith qualifies as a Named Executive Officer based on his fiscal year 2015 compensation while an employee at the Company as calculated and reportable under current Securities and Exchange Commission (“SEC”) guidelines and as a result of his new-hire equity grants. As of May 7, 2015, Mr. Smith was no longer an executive officer of the Company. But for Mr. Smith’s new-hire equity grants he would not have qualified as a Named Executive Officer.

Executive officers Brannan and Sahota (“Wolfson Named Executive Officers”) joined the Company in connection with the Company’s acquisition in August 2014 of Wolfson Microelectronics plc (“Wolfson”). Each qualifies as a Named Executive Officer based on his fiscal year 2015 compensation while an employee at the Company as calculated and reportable under current SEC guidelines. Each received equity awards in connection with the acquisition of Wolfson, and these awards resulted in their inclusion as Named Executive Officers for fiscal year 2015. But for such awards, they would not have qualified as Named Executive Officers.

Because of the Wolfson acquisition and its timing, certain compensation discussions, analyses, and comparisons performed during fiscal year 2015 for the Named Executive Officers not formerly at

Wolfson – our CEO, our CFO, and Mr. Smith (“Cirrus Named Executive Officers”) – were not undertaken for the Wolfson Named Executives; instead, compensation decisions such as base salary, cash incentive awards, and long-term equity grants were generally adopted for the Wolfson Named Executives to maintain or approximate arrangements that were in place at Wolfson prior to our acquisition.

I.	Our Business Highlights for Fiscal Year 2015

The following business highlights are presented as a backdrop to the present analysis:

●

We reported annual revenue of $916.6 million, which included $98.3 million of contribution from Wolfson. Excluding Wolfson’s contribution, our annual revenue was $818.3 million, which represents a 15 percent year-over-year increase;

●

We anticipate that the acquisition of Wolfson will strengthen our position as a leader in audio and voice markets with a broad, global customer base and end-to-end signal processing solutions, including integrated circuits and software for portable audio applications;

●	Through the acquisition, we strengthened our product portfolio through the addition of new product lines;

●	Strong demand for audio products drove sales above our expectations in the second half of the fiscal year; and

●	We significantly grew our share with an existing Tier-1 smartphone customer in the fourth quarter.

II.	An Executive Summary of Our Compensation Actions

For fiscal year 2015, and as additionally described in this analysis, our Compensation Committee took the following significant actions with respect to the compensation of our Named Executive Officers:

●	Set executive officer Smith’s initial base salary and kept base salaries of all other named executive officers constant;

●

Approved annual cash incentive awards to the Cirrus Named Executive Officers and executive officer Brannan under the Cirrus Logic, Inc. 2007 Management and Key Individual Contributor Incentive Plan (“Incentive Plan”) tied to fiscal year 2015 financial performance;

●

Approved a quarterly Wolfson Microelectronics Limited – All Employee Transition Bonus Plan (“Wolfson Transition Bonus Plan”) for former Wolfson employees, other than executive officer Brannan, applicable in the third and fourth quarters of fiscal year 2015;

●

Approved restricted stock unit (“RSU”) and stock option grant awards to Company executive officers under Cirrus Logic Inc.’s 2006 Stock Incentive Plan (“Stock Plan”), including RSU grant awards to former Wolfson employees and executives as part of the Wolfson acquisition; and

●	Approved the addition of Market Stock Unit (“MSU”) awards to the long-term incentive compensation opportunity available to our CEO.

The Company is committed to paying executive officers based on Company and individual performance. A significant portion of each executive officer’s compensation is based on the achievement of short- and long-term profitable growth of the Company.

The Compensation Committee believes that the compensation paid to our executive officers as reflected in this proxy statement is fully supported by the Company’s performance over the relevant time periods. For the three years preceding the August 2014 data-gathering efforts in support of the Company’s annual review of executive compensation, Cirrus Logic, Inc.’s revenue growth was positioned in the highest quadrant of the Proxy Group (as defined below in the section of the proxy statement entitled, “The Positioning Information We Use for Comparisons”). For the one year preceding such data-gathering efforts, Cirrus Logic Inc.’s revenue growth was positioned in the lowest quadrant of the Proxy Group; by the conclusion of fiscal year 2015, however, the Company’s year-over-year revenue growth (excluding the contribution from Wolfson) reached 15 percent, which would represent a position again in the top quadrant of the Proxy Group.

A.	Base Salary Determinations

For fiscal year 2015, the base salaries of our CEO and CFO were kept constant. As compared to market data, our CEO’s base salary falls between the 25th and 50th percentiles, and our CFO’s base salary falls below the 25th percentile. Executive officer Smith was hired by the Company shortly after fiscal year 2015 began, and his base salary was set, and then maintained during fiscal year 2015, at a level that falls below the 25th percentile of market data. The base salaries of our Wolfson Named Executive Officers were kept at the same levels they were prior to our acquisition.

B.	Cash Incentive Awards

The Cirrus Named Executive Officers earned payments under the Company’s Incentive Plan of 56% of each individual’s target bonus in the first semi-annual bonus period of fiscal year 2015 and 250% of each individual’s target bonus in the second semi-annual bonus period. Executive officer Smith’s earned payment for the first semi-annual bonus period was prorated to take into account his hire date falling shortly after fiscal year 2015 had begun.

These payments to the Cirrus Named Executive Officers were based on Cirrus Logic, Inc.’s financial results, excluding Wolfson, and reflected strong performance in the second half of the fiscal year, and particularly the Company’s strong operating profit of 27% as calculated under the Incentive Plan (13.5% on a GAAP basis) and year-over-year revenue growth of 27% for the second six-month bonus cycle. The reduced payment of 56% under the Incentive Plan for the first half of the fiscal year reflected a 21% operating profit margin as calculated under the Incentive Plan (9.4% on a GAAP basis) but only 1% in year-over-year revenue growth for the first six-month bonus cycle.

Executive officer Brannan, formerly at Wolfson, also earned payments under the Incentive Plan, but his bonus amounts were tied to the combined financial results of Wolfson and Cirrus Logic, Inc. for the second six-month bonus cycle. Mr. Brannan earned 192% of his target bonus in the second half of the fiscal year, based on the combined Wolfson and Cirrus Logic, Inc. financial results of 22% operating profit margin as calculated under the Incentive Plan (14% on a GAAP basis) and 26% revenue growth.

For the third and fourth quarters of fiscal year 2015, the Company implemented the Wolfson Transition Bonus Plan to effectively replace the cash incentive bonus plan that was in place at Wolfson prior to the acquisition. Under the Wolfson Transition Bonus Plan, former Wolfson employees other than Mr. Brannan received payments based on a target bonus percentage, their quarterly salary, and a company performance weighting factor that depended upon Wolfson’s quarterly operating profits. In the third quarter of fiscal year 2015, no bonus was paid under the Wolfson Transition Bonus Plan. In the fourth quarter of fiscal year 2015, former Wolfson employees, excluding executive officer Brannan, earned payments of 47% of their individual target bonus under the Wolfson Transition Bonus Plan.

As compared to market data concerning target total cash compensation, the base salary plus cash incentives awarded during fiscal year 2015: (a) to our CEO would fall between the 50th and 75th percentile and (b) to our CFO and executive officer Smith would fall below the 25th percentile.

C.	Long-Term Incentive Awards

For the first time, the Company in fiscal year 2015 granted MSUs to our CEO as part of the CEO’s long-term incentive awards, representing a new performance-based equity component of the CEO’s total compensation. The number of shares earned at the end of a three-year performance period, relative to a target number of shares, will be based on a consideration of the Company’s percentile ranking as compared against companies forming the components of the Philadelphia Semiconductor Index.

In fiscal year 2015, the Company granted equity awards to our CEO (RSUs, stock options, and MSUs), CFO (RSUs and stock options), and executive officer Smith (RSUs and stock options, primarily in the form of new-hire grants). As compared to market data concerning target total direct compensation, the base salary plus cash incentives plus equity awarded during fiscal year 2015: (a) to our CEO and CFO would fall below the 25th percentile and (b) to executive officer Smith would fall between the 50th and 75th percentile, primarily due to his new-hire equity grants.

Equity awards to the Wolfson Named Executive Officers consisted of RSUs granted as part of the Wolfson acquisition, designed to take the place of a pre-existing Wolfson share plan; as such, these grants were not compared against the market data because of their incommensurable nature.

III.	Our General Philosophy and Overall Compensation Framework

We provide our executive officers with compensation opportunities that are based on their personal performance, the financial performance of the Company, and their contribution to that performance, through a mix of base salary, annual cash incentive awards, and equity compensation. These opportunities are designed to attract and retain highly skilled individuals and to align management’s incentives with the long-term interests of our stockholders.

We believe that the amounts payable under the compensation program for our executive officers should reflect the Company’s performance and the value created for our stockholders. In addition, the compensation program should balance the short- and long-term strategic goals and objectives of the Company and reward individual contribution to the Company’s success. We are engaged in a very competitive industry, and the Company’s success depends on its ability to attract and retain qualified executives through the competitive compensation packages we offer.

A.	Advisory Vote on Executive Compensation and Last Year’s Result

We conducted our fourth stockholder advisory vote on executive compensation at our 2014 annual meeting of stockholders. While this vote was not binding on the Company, it gives our stockholders an opportunity to vote on the compensation of our Named Executive Officers on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statements. The Board and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the Company’s 2014 annual meeting of stockholders, more than 97% of the votes cast on our executive compensation proposal were voted in favor of our Named Executive Officers’ compensation as disclosed in the proxy statement, and as a result, our Named Executive Officers’ compensation was approved. The Compensation Committee reviewed the final vote results and determined that, given the significant level of support, no changes to our executive compensation philosophy or general policies and decisions were necessary.

We provide our stockholders with the opportunity to cast an advisory vote on executive compensation each year. For more information, see “Proposal No. 3 – Advisory Vote to Approve the Compensation of Named Executive Officers.”

B.	How We Generally Set Target Total Direct Compensation

The Compensation Committee annually reviews and establishes each executive officer’s target total direct compensation package. The Compensation Committee considers a broad range of facts and circumstances in setting executive compensation, including Company performance, individual performance, external pay practices of peer companies, the strategic importance of the executive officer’s position, history of pay adjustments, as well as internal pay equity and the executive officer’s time in the position. The weight given to each of these factors by the Compensation Committee may differ from year to year, and among the individual executive officers.

The Company’s executive compensation program is heavily weighted toward performance-based compensation that rewards achievement of short- and long-term corporate goals and objectives. In setting target total direct compensation for our executive officers, the Compensation Committee seeks to strike a balance between providing compensation that is competitive with the compensation paid to executives of peer companies, while ensuring that a significant percentage of compensation is coupled to the Company’s performance, individual performance, and stock price appreciation. Please see the section of this proxy statement entitled, “The Elements Making Up Compensation and Our Target Market Positioning” for additional information regarding the target total direct compensation for our Named Executive Officers.

C.	Our Use of a Compensation Consultant

To support the Compensation Committee in fulfilling its duties, the Compensation Committee directly retained an external compensation consultant to assist with its design and evaluation of compensation for our CEO, executive officers, and directors. Pursuant to its charter, the Compensation Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and other terms of retention.

During fiscal year 2015, the Compensation Committee retained Compensia, Inc. (“Compensia”) to provide executive and director compensation consulting services. At the direction of the Compensation Committee, Compensia performed a comprehensive review of our CEO’s and other executive officers’ compensation. In addition to a complete review of executive compensation, Compensia reviewed, developed, and proposed a compensation peer group to use for purposes of analyzing executive and director compensation. Compensia further reviewed the Company’s Incentive Plan and proposed use of MSUs and provided analysis of management’s recommendations in setting the performance criteria under these programs for fiscal year 2015. Due at least to the timing of the Wolfson acquisition, certain salary and other compensation analyses and comparisons discussed in relation to the Cirrus Named Executive Officers were not undertaken by Compensia with respect to the Wolfson Named Executive Officers.

As required by the Nasdaq listing standards, the Compensation Committee performed an independence assessment of Compensia. The Compensation Committee determined that Compensia should be considered independent based on the following factors:

●	Compensia provided no services to the Company other than its work for the Compensation Committee;

●	The fees paid to Compensia by the Company were less than 1% of Compensia’s revenues for the year;

●	Compensia has developed and provided to the Company a Conflict of Interest Policy;

●	The advisers from Compensia have no business or personal relationship with any members of the Company’s Compensation Committee or the Company’s executive officers; and

●	None of the advisers from Compensia own any shares of our common stock.

Accordingly, the Compensation Committee determined that the services provided by Compensia to the Compensation Committee for fiscal year 2015 did not give rise to any conflicts of interest.

D.	The Positioning Information We Use for Comparisons

To aid the Compensation Committee’s annual executive compensation review, Compensia prepared and presented a compensation assessment of the Company’s executive compensation program. Compensia’s data gathering and assessment were performed before the acquisition of Wolfson was complete. Because of this timing, along with other considerations concerning the acquisition, the Compensation Committee did not analyze or review compensation for the Wolfson Named Executive Officers to the same extent undertaken for the Cirrus Named Executive Officers.

Compensia’s assessment was based on market data obtained from the Radford Global Technology Survey specific to companies in the semiconductor industry with median revenues of approximately $960 million (the “Survey Group”) and publicly available data gathered from a group of specific companies that are considered comparable to the Company (the “Proxy Group”).

The Proxy Group generally consists of public companies listed on U.S. stock exchanges in the semiconductor industry that are similar in size (as measured by revenue and market capitalization) and share common characteristics with the Company, including location and similarity of business model and product lines. In determining the Proxy Group, the Compensation Committee also considered whether a proposed peer was historically in the Company’s peer group to maintain some consistency in the executive compensation analysis on a year-over-year basis. Finally, the Compensation Committee also considered the likelihood that the Company might compete for executive talent with companies selected for the Proxy Group.

In the spring of 2014, based on these criteria, and with input from the Board on companies to consider for inclusion in the Proxy Group, Compensia reviewed the then-existing Proxy Group and recommended the removal of TriQuint Semiconductor, Inc. (which announced a merger agreement with RF Micro Devices in February 2014, the merger being completed in January 2015). After reviewing Compensia’s recommendations, the Compensation Committee therefore approved the following group of 14 companies for the Proxy Group: (1) Atmel; (2) Cypress Semiconductor; (3) Fairchild Semiconductor; (4) Integrated Device Technology, Inc.; (5) International Rectifier; (6) Intersil Corp.; (7) Microsemi Corp.; (8) OmniVision Technologies Inc.; (9) PMC-Sierra, Inc.; (10) Power Integrations, Inc.; (11) RF Micro Devices; (12) Semtech Corp.; (13) Silicon Laboratories, Inc.; and (14) Skyworks Solutions.

From the data derived from the Survey Group and the Proxy Group, Compensia developed market composite data for each Cirrus Logic executive officer reflecting a blend of the data from each group (“Market Composite Data”). In some cases, Proxy Group data was not available for an executive officer, and Compensia’s analysis and subsequent compensation recommendations were based on the Survey Group data. Certain data for executives formerly at Wolfson was (a) not complete due to the timing of the acquisition and/or (b) incommensurable due to it being part of the Wolfson acquisition transaction.

E.	The Role of Our Executive Officers in Establishing Compensation

Our Human Resources and Legal departments support the Compensation Committee in its work and in fulfilling various functions in administering our compensation programs. This support generally consists of assistance with providing Survey Group data, proposals of potential ranges of various components of compensation for our executive officers, and information regarding available shares under the Company’s Stock Plan. Regular meetings of the Compensation Committee are generally attended by our CEO, Chief Culture Officer, and our General Counsel. Because each of the Company’s executive officers (other than the CEO) reports directly to the CEO, the Compensation Committee relies upon input and recommendations from our CEO in determining an executive officer’s compensation. The Compensation Committee considers and sets the compensation of our CEO when no members of management are present. In addition, members of management are not present while their specific compensation is being discussed and determined.

F.	The Elements Making Up Compensation and Our Target Market Positioning

Each executive officer’s compensation package comprises the following elements: (i) base salary that reflects individual performance, (ii) annual cash incentive awards tied to the Company’s achievement of specific performance objectives, (iii) long-term incentives in the form of equity awards designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders, (iv) in the case of our CEO, additional long-term equity incentives explicitly tied to certain Company performance-based criteria, (v) other benefits that are generally available to the Company’s employees, including a 401(k) (or other retirement plan) and medical, vision, and dental plans, and (vi) post-employment compensation.

In general, we have attempted to establish a strong relationship between total cash compensation, the Company’s performance, and individual executive performance by typically targeting base salaries at approximately the 50th percentile range of the Market Composite Data and by providing additional incentive opportunities that typically position the target total cash compensation opportunity (base salary plus target annual cash incentive compensation) also within the 50th percentile range, with the potential to earn above the 50th percentile level for higher levels of performance while maintaining internal pay equity.

We also provide additional long-term incentives in the form of equity awards so that an executive officer’s target total direct compensation opportunity is analyzed with a view toward setting compensation at or near the 50th percentile level (e.g., the size of an equity award is a function of the difference between the 50th percentile target total direct compensation and the 50th percentile of target total cash compensation). All of these percentile percentages are intended only as guidelines for evaluating and establishing each executive officer’s compensation and are not applied on a rigid or formulaic basis. Sometimes, depending on the totality of the circumstances for particular executive officers, compensation levels may fall within substantially different percentile ranges as compared to market data. The Compensation Committee exercises sole discretion over each executive officer’s total compensation package.

Executive officers may also receive 401(k) retirement (or other retirement plan) and health and welfare benefits that are generally available to all employees of the Company. In addition, executive officers are also eligible to receive certain severance payments and benefits upon termination of their employment other than for cause, as further described in the sections of this proxy statement entitled, “Our Post-Employment Compensation” and “Potential Payments upon Termination or Change of Control.”

IV.	Executive Compensation Review for Fiscal Year 2015

Each year, the Compensation Committee reviews our executive officers’ compensation at a regularly scheduled Compensation Committee meeting in September. For fiscal year 2015, while the September meeting occurred shortly after the Wolfson acquisition was complete, the Compensation Committee relied on data and related assessments Compensia performed before the acquisition. At the September meeting, the Compensation Committee also reviews the Company’s performance as compared to the Proxy Group. As part of the review, the Compensation Committee considers any changes to an executive officer’s base salary or target amounts for his or her annual cash incentive awards. The Compensation Committee further considers any annual equity awards for our executive officers. The timing of the annual executive compensation review and any proposed equity awards is aligned with the Company’s annual grant of equity awards to our key employees, which has historically occurred in October each year through fiscal year 2015, but which has since been moved to November. See the section of this proxy statement entitled, “Administrative and Timing Aspects of Our Equity Awards.”

A.	Executive Compensation Considerations Specific to Wolfson

While Compensia presented base salary and target total cash compensation values for certain Wolfson executives relative to market data, its analysis, and the associated actions of the Compensation Committee, are distinguishable from those related to the Cirrus Named Executive Officers. Namely, action related to compensation for the Wolfson Named Executive Officers (and other Wolfson executives) was generally handled and approved as part of the overall Wolfson acquisition transaction, rather than the process discussed in other sections of this report, which generally involve Compensia’s detailed analysis that in turn helps inform the Compensation Committee’s determinations and decisions. To the extent possible, we therefore present compensation outcomes for fiscal year 2015 for the Wolfson Named Executives separately in this section.

1.	Wolfson’s Base Salaries

As part of the Wolfson acquisition transaction, the base salaries of the Wolfson Named Executive Officers were maintained at the same levels that were in place at Wolfson prior to the acquisition.

2.	Wolfson’s Transition Bonus Plan

In the third and fourth quarters of fiscal year 2015, executive officer Sahota (and other former Wolfson employees other than executive officer Brannan) participated in the Wolfson Transition Bonus Plan. During those same quarters, executive officer Brannan participated in the Company’s existing Incentive Plan, as discussed further below.

The Wolfson Transition Bonus Plan was adopted to cover the two full quarters of fiscal year 2015 immediately following the acquisition of Wolfson: the period from September 28, 2014 to March 28, 2015. The Wolfson Transition Bonus Plan effectively replaced Wolfson’s then-existing annual bonus plan and was therefore largely derivative of the Wolfson plan. The Wolfson Transition Bonus Plan, like its predecessor, was designed to provide employees with incentives to improve company performance through the achievement of pre-established financial goals. The Wolfson Transition Bonus Plan’s calculations were based solely on Wolfson’s financial results for the third and fourth quarters of fiscal year 2015.

Pursuant to the Wolfson Transition Bonus Plan, participants were eligible to earn quarterly cash bonus payments. Target bonus levels, relative to quarterly salary, generally ranged from 10–50% depending on former Wolfson pay grade. Executive officer Sahota had a target bonus level of 50%. The amount payable to an eligible participant for each quarter was calculated by multiplying together the following three figures: (1) the employee’s target bonus level percentage, (2) his or her quarterly salary, and (3) an applicable Company Performance Weighting. The Company Performance Weighting was, in turn, calculated as: 15% of Wolfson’s quarterly operating profit (excluding Wolfson’s Transition Bonus Plan, other bonus accruals, and “Excluded Items” as defined in the section of this proxy entitled, “Annual Cash Incentive Awards: Our Incentive Plan”) divided by the sum of every participant’s quarterly salary multiplied by his or her respective bonus level percentage. No bonus is paid if the Company Performance Weighting is less than 6%, and the Company Performance Weighting shall not exceed 150%.

In the third quarter of fiscal year 2015, the Company Performance Weighting was less than 6%, so no bonus was paid under the Wolfson Transition Bonus Plan. In the fourth quarter of fiscal year 2015, the Company Performance Weighting was 47%, and bonuses were paid to executive officer Sahota, and other former Wolfson employees excluding executive officer Brannan, according to such weighting and their individual bonus levels and quarterly salaries.

Beginning in fiscal year 2016, the Wolfson Named Executive Officers and other former Wolfson employees will be eligible for participation in the existing bonus plans of the Company, including the Company’s Incentive Plan. The Wolfson Transition Bonus Plan will, at that time, cease.

3.	Wolfson’s Acquisition Equity Grants

In fiscal year 2015, and as part of the Wolfson acquisition, the Compensation Committee approved long-term equity awards under our Stock Plan to the Wolfson Named Executive Officers to effectively replace certain awards from a Wolfson share plan that was in place prior to the acquisition. As such, these grants were not compared against the Market Composite Data because of their incommensurable nature.

Under a Wolfson Microelectronics 2006 Performance Share Plan (which was in place prior to the acquisition of Wolfson), certain awards would vest to Wolfson employees on a change in control. As part of the acquisition of Wolfson and in lieu of accelerating the vesting of these prior awards, holders of 2014 nil cost option awards under the Wolfson Microelectronics 2006 Performance Share Plan were provided with our RSUs under our Stock Plan. The provided RSUs were of equivalent value to the nil cost options, thereby effectively replacing awards under the previous Wolfson plan. RSUs awarded to the Wolfson Named Executive Officers vest in equal annual tranches over a three-year period. The RSUs will vest in full if employment is terminated by the Company but not if the holder resigns voluntarily or if his or her termination is for cause.

B.	Company Compensation Considerations, Not Specific to Wolfson

1.	Base Salary Determinations

The base salary for each executive officer is designed to be commensurate with the salary levels for comparable positions within the Survey Group and Proxy Group to reflect each individual’s personal performance during the year, to take into consideration the individual’s responsibilities within the Company, and to be consistent with our internal salary alignment. The relative weight given to each factor varies with each executive officer and is within the discretion of the Compensation Committee. In setting base salaries, the Compensation Committee reviews at least (i) the Market Composite Data; (ii) the recommendations of our CEO; and (iii) each executive officer’s individual performance for the year. The Company’s profitability and operational performance and the history of past salary adjustments may also be factors in determining the base salaries of our executive officers. The Compensation Committee uses a largely discretionary approach for determining any adjustment to an individual executive officer’s base salary and looks collectively at all of these factors. Ultimately, the decision to adjust an executive officer’s base salary is subjective and made in the sole discretion of the Compensation Committee.

In September 2014, the Compensation Committee maintained our CEO’s annual base salary at $625,000, which falls between the 25th and 50th percentiles of the applicable Market Composite Data. The Compensation Committee maintained our CFO’s annual base salary at $307,400, which falls below the 25th percentile of the applicable Market Composite Data. The Compensation Committee approved, and then maintained during fiscal year 2015, executive officer Smith’s initial annual base salary of $250,000, which falls below the 25th percentile of the applicable Market Composite Data.

The Compensation Committee decided to maintain the base salaries of our CEO and CFO based on the Company’s performance in the previous 12 months, and particularly its performance around the time of its compensation review, its increase in base salaries in the previous year, and its assessment of the competitive market base salary for positions of similar scope and responsibility.

2.	Annual Cash Incentive Awards: Our Incentive Plan

In fiscal year 2015, the Cirrus Named Executive Officers (and other executive officers who were not formerly with Wolfson) participated in our existing Incentive Plan. Executive officer Brannan, formerly with Wolfson, also participated in the Company’s existing Incentive Plan, but only for the second half of fiscal year 2015 and based on the combined financial results of Wolfson and Cirrus Logic, Inc. for that period.

The Incentive Plan was not changed from last year and remains designed to provide employees who are in management or leadership positions in the Company, or who are key individual contributors whose efforts potentially have a material impact on the Company’s performance, with incentives to improve the Company’s performance through the achievement of pre-established financial goals. With the exception of cash bonus amounts for executive officer Brannan, all bonus calculations under the existing Incentive Plan for fiscal year 2015 excluded the financial results of Wolfson. Mr. Brannan’s calculations included financial results of Wolfson because Mr. Brannan’s job responsibilities encompassed the combined activities of Wolfson and Cirrus Logic, Inc. The Compensation Committee accordingly believed it was appropriate to measure the financial performance of the combined entities when calculating his cash bonus award.

Pursuant to the Incentive Plan, participants are eligible to earn semi-annual cash bonus payments. For fiscal year 2015, the Incentive Plan continued to set our CEO and CFO’s target bonus for each semi-annual performance period at 50% and 25%, respectively, of annual base salary. Mr. Smith’s target bonus for each semi-annual performance period was set at 25% of his annual base salary, and Mr. Brannan’s target bonus for the second semi-annual performance period of fiscal year 2015 was also set at 25% of annual base salary.

Payments are determined based on the achievement of certain internal company performance target levels for operating profit margin and revenue growth, which are set by the Compensation Committee prior to the commencement of each semi-annual performance period. For purposes of the Incentive Plan, “Operating Profit Margin” is defined as the Company’s consolidated GAAP operating income excluding (a) Incentive Plan and other bonus accruals and (b) any non-recurring items such as gains on sales of assets not otherwise included in revenue, losses on sales of assets, restructuring charges, merger-related costs including amortization or impairments of acquisition-related intangible assets, deferred tax adjustments, stock compensation expense, asset write-offs, write-downs, and impairment charges, and such other items as the Compensation Committee may determine in its sole discretion (part (b) collectively termed as “Excluded Items”).

These performance measures are designed to balance short- and long-term financial and strategic objectives for building stockholder value and are further based on a review of the operating results of other peer companies and competitors, including the performance of the Proxy Group. The Compensation Committee sets the target levels for these performance measures so that participants will earn their target bonuses only if the Company’s Operating Profit Margin and revenue growth goals are achieved during the measurement period. As designed, the Operating Profit Margin and revenue growth goals were intended by the Compensation Committee to be based on the Company’s long-term strategic plan, not the Company’s annual operating plan. The Incentive Plan further provides that no payments may be made unless a specified Operating Profit Margin threshold level is met. As opposed to the target levels for the Incentive Plan, typically the Compensation Committee has set the threshold levels for payments based in part on a review of the Company’s annual operating plan along with current economic and market conditions.

In determining the amount of a bonus payment for an individual participant, the Incentive Plan provides that the Compensation Committee will establish a formula for each measurement period for determining the pay-out percentage (the “Incentive Plan Pay-Out Percentage”) based on the actual performance of the Company relative to the target levels for each of the performance measures. The Incentive Plan further provides that payments may exceed the target payouts when the Company’s financial performance exceeds the achievement of those performance target levels. Payments under the Incentive Plan may not exceed 250% of a participant’s target bonus for any applicable performance period and are further subject to a cap of 12% of the Company’s non-GAAP operating profit on total payments under the Company’s variable compensation plans. The Compensation Committee first instituted a cap in fiscal year 2010 because it determined that the proposed targets and thresholds under the Incentive Plan created a risk that a large percentage of the Company’s operating profit for the period could be paid out as bonuses if the revenue growth of the Company continued to increase as anticipated. The Compensation Committee set the cap at 12% based on its desire to provide a reasonable payout for achieving the Company’s performance target levels while maintaining a reasonable cap on payments under all of the Company’s variable compensation plans.

If a participant’s employment with the Company is terminated by reason of death or disability (as disability is defined within the Incentive Plan) during a semi-annual performance period, then that participant will still receive the same payment under the Incentive Plan that he or she would have received if he or she were still employed on the last day of the semi-annual performance period, but such amount will be prorated based on the number of calendar days that the participant was employed with the Company during such performance period. Payment under the Incentive Plan would no longer be received if a participant’s employment was terminated for a reason other than death or disability during a semi-annual performance period.

If, in the event of a change of control of the Company, the Incentive Plan is not assumed or replaced with a comparable plan by the Company’s successor, each participant under the Incentive Plan will receive a pro rata cash payment of his or her target bonus, based upon the number of calendar days completed in the current semi-annual performance period prior to the occurrence of the change of control. For more information, please see the section of this Proxy Statement entitled, “Potential Payments Upon Termination or Change of Control.”

For the first and second semi-annual performance periods in fiscal year 2015, the performance target levels for the two performance measures were set such that a participant would receive 100% of his or her target bonus if the Company achieved an operating profit margin, calculated as set forth in the Incentive Plan (the “Operating Profit Margin”) of 20% and annual revenue growth of 15% during the semi-annual performance period. Specifically, the formula for determining the Incentive Plan Pay-Out Percentage for each semi-annual performance period was set by the Compensation Committee and depends on (1) an operating profit payout percentage and (2) a revenue growth multiplier as follows:

(1)	The operating profit payout percentage was determined based on the Company’s Operating Profit Margin for the semi-annual performance period. If the Company failed to achieve a threshold Operating Profit Margin of 10%, then no bonus payments would be made for the performance period.

(2)	At the threshold Operating Profit Margin of 10%, the operating profit payout percentage would be 25%. At the target Operating Profit Margin of 20%, the operating profit payout percentage would be 100%. For Operating Profit Margin performance between the threshold level of 10% and the target level of 20%, the operating profit percentage payout would be determined by using straight-line interpolation between the threshold and target levels. For example, if the Company achieved an Operating Profit Margin of 16%, the operating profit payout percentage would be calculated as 70% (25% + (3/5 x 75%)).

(3)	For performance above the target Operating Profit Margin of 20%, the operating profit payout percentage would increase linearly by 10% for each percentage point of Operating Profit Margin in excess of 20%. For example, if the Company achieved an Operating Profit Margin of 25%, the operating profit payout percentage would be calculated as 150% (100% + (5 x 10%)).

In graphical form, the operating profit payout percentage can be summarized as follows:

(4)	Once the operating profit payout percentage was determined, the Incentive Plan Pay-out Percentage was calculated by multiplying the operating profit percentage by a revenue growth multiplier.

(5)	For fiscal year 2015, the revenue growth multiplier was set at 50% for revenue growth below 5% and 100% for target revenue growth of 15%. For revenue growth performance between 5% and 15%, the revenue growth multiplier would be determined using straight-line interpolation between these points. For example, if the Company achieved 10% revenue growth during the period, the revenue growth multiplier would be calculated as 75% (50% + (5/10 x 50%)).

(6)	For performance levels above the target revenue growth of 15%, the revenue growth multiplier would increase linearly by 5% for each percentage point of revenue growth in excess of 15%.

For example, if the Company achieved annual revenue growth of 20% in the relevant period, the revenue growth multiplier would be calculated as 125% (100% + (5% x 5)).

In graphical form, the revenue growth multiplier can be summarized as follows:

Using the calculations above, one can determine the Company’s Incentive Plan Payout Percentage for a given semi-annual performance period:

Incentive Plan Payout Percentage = Operating Profit Payout Percentage * Revenue Growth Multiplier

Multiplying this figure by a particular individual’s target bonus level and his/her appropriate base salary amount yields the specific cash bonus payment amount for a given semi-annual performance period.

As a result of the Company’s performance in the first half of fiscal year 2015, our executive officers subject to the Incentive Plan earned payments of 56% of each individual’s target bonus for the first semi-annual performance period. The Incentive Plan Payout Percentage for the first half of fiscal year 2015 for these individuals was calculated based on an Operating Profit Margin of 21% (9.4% on a GAAP basis) and revenue growth of 1%. Executive officer Smith’s earned payment for the first semi-annual payout period was prorated to take into account his hire date falling shortly after fiscal year 2015 had begun.

As a result of the Company’s performance in the second half of fiscal year 2015, our executive officers subject to the Incentive Plan other than executive officer Brannan earned payments of 250% of each individual’s target bonus for the second semi-annual performance period. The Incentive Plan Payout Percentage for the second half of fiscal year 2015 for these individuals was calculated based on an Operating Profit Margin (excluding Wolfson financials) of 27% (13.5% on a GAAP basis) and revenue growth (excluding Wolfson financials) of 27%.

As a result of the Company’s performance in the second half of fiscal year 2015, Mr. Brannan earned payments of 192% of his target bonus for the second semi-annual performance period. Mr. Brannan’s Incentive Plan Payout Percentage for the second half of fiscal year 2015 was calculated based on an Operating Profit Margin (including Wolfson financials) of 22% (14% on a GAAP basis) and revenue growth (including Wolfson financials) of 26%.

As compared to the Market Composite Data concerning target total cash compensation, the base salary plus cash incentives awarded during fiscal year 2015: (a) to our CEO would fall between the 50th and 75th percentile and (b) to our CFO and executive officer Smith would fall below the 25th percentile.

A reconciliation of the Company’s GAAP operating profit margin to the Operating Profit Margin used in the Incentive Plan calculations is included as an annex to this proxy statement.

3.	Long-Term Incentive Awards: Equity Grants

We provide long-term incentive opportunities in the form of equity awards to motivate and reward our executive officers for their contributions to achieving our business objectives by tying incentives to the performance of our stock over the long term. Further, with respect to the Company’s CEO, we have added a performance-based equity component in addition to our existing RSU and stock option awards; in view of this expanded set of equity components, the Compensation Committee reviewed possible relative value weights that can be assigned to each component to achieve a suitable, overall CEO compensation package.

The use of equity further reinforces the link between the interests of our executive officers and our stockholders. Generally, equity awards are made annually by the Compensation Committee to each of our executive officers under our Stock Plan.

a.	Our Use of Stock Options and RSUs Generally

Prior to fiscal year 2010, we used stock options as our principal long-term incentive vehicle because of our belief that there was a near universal expectation by employees and executive officers in our industry that they would receive stock option grants. Options have provided an effective compensation opportunity for companies, like ours, focused on growth. Options are designed to align the interests of our executive officers and employees with those of our stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each option award enables the recipient to purchase shares of common stock at a fixed price per share (the market price of common stock on the grant date) over a specified period of time (up to ten years). Each option typically becomes exercisable in a series of installments over a specified period – over four years, with one-year cliff vesting for 25% of the options on the first anniversary of the grant date and 1/36 of the remaining options vesting on a monthly basis over the following three years – contingent upon the recipient’s continued employment with the Company. Accordingly, the options provide a potential return to the employee or executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of common stock appreciates over the option term.

In September 2010, the Compensation Committee moved to a long-term incentive framework based on an award mix of stock options and RSUs based on the aggregate grant date fair value of the awards. This award mix remains consistent with the Company’s Proxy Group practices in which stock options are commonly used in combination with full value awards with time or performance-based vesting. The decision to use time-vested RSUs balances the benefits of stock options with the executive retention and stockholder dilution benefits that RSUs provide. In particular, the Compensation Committee believes that the use of time-vested RSUs with a three-year “cliff” vesting condition helps further our retention objectives by encouraging our executive officers to remain with the Company and fully execute our long-term strategies, which generally take a number of years to be fully implemented and reflected in our financial performance. And because RSUs are typically granted at a lower number of shares than an equivalent option grant, the dilutive impact of our long-term incentive awards as a whole is reduced by using a mix of these two types of equity vehicles.

b.	Our Performance-Based Restricted Stock Unit Program

In September 2014, the Compensation Committee approved the use of a performance-based equity component that we term Market Stock Units (“MSUs”) as part of the mix of pay for the Company’s CEO. For fiscal year 2015, the Compensation Committee recommended the following approximate value weighting to be followed with respect to the three equity vehicles available for long-term CEO equity incentives: one-third stock options, one-third time-based RSU awards, and one-third MSU awards. Despite this initial weighting, the Compensation Committee will continue to use a largely discretionary approach for determining future modifications or adjustments to these value weights based on the myriad of factors it considers when making compensation decisions.

The MSU awards for fiscal year 2015 involved RSUs with a three-year cliff vesting condition, therefore defining a three-year performance period. The number of shares earned, relative to a target number of shares, will be based on a total shareholder return (“TSR”) measurement relative to the component companies of the Philadelphia Semiconductor Index (“Index”). Thus, the measurement entails determining our ranking among the companies that make up the components of the Index. The TSR determines a payout percentage ranging between 0–200%, which is then multiplied by a target number of MSUs.

To determine the payout percentage, the Company’s TSR for the performance period is compared against the companies in the Index to yield a Percentile Measurement (for example, if our Company would rank in the 75th percentile of the performance of companies in the Index during the performance period, our Percentile Measurement would be 75%). The payout percentage is a function of the Percentile measurement as follows:

●	If our Percentile Measurement is less than 25%, the payout percentage is zero;

●	Threshold performance: if our Percentile Measurement is 25%, the payout percentage is 25%;

●	Target performance: if our Percentile Measurement is 50%, the payout percentage is 100%;

●	Maximum performance: if our Percentile Measurement is 75% or higher, the payout percentage is 200%;

●	A straight line connects the threshold and target performance points, and the target and maximum performance points; and

●	If the Company’s TSR is negative during the performance period, the maximum payout percentage is 100%.

In graphical form, the MSU payout percentage can be summarized as follows:

The Compensation Committee first approved use of MSUs only for our CEO to allow for adequate evaluation of their use, including evaluation of related reporting and accounting systems. The Compensation Committee currently intends to investigate an expansion of the MSU program to all executive officers.

c.	Our Equity Grants and Comparisons to Market Composite Data

As discussed above, the Compensation Committee’s long-term incentive compensation philosophy is typically to grant awards to our executive officers that position target total direct compensation approximately at the market 50th percentile, subject to other considerations. For example, the Compensation Committee also takes into account past increases or decreases in overall compensation and the number, and current unrealized value of, outstanding options held by each executive officer to maintain an appropriate level of equity-based incentive for that individual. The Compensation Committee further considers the Company’s current equity burn rate and dilution in setting the amount of equity available for grant to our executive officers. The size of the equity award to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock price appreciation based upon the individual’s position with the Company, current performance, anticipated future contribution based on that performance, and ability to affect corporate and/or business unit results. The Compensation Committee uses a largely discretionary approach for determining the value of the equity awards awarded to an individual executive officer and looks collectively at all of these factors. Ultimately, the decision with respect to the size of these equity awards is subjective and made in the sole discretion of the Compensation Committee.

For fiscal year 2015, based on Compensia’s analysis of competitive market practices and the other relevant factors summarized above, the Compensation Committee approved the grant of an approximate 50% mix of stock options and 50% RSUs (relative to valuation) to our executive officers, excluding the CEO and excluding executives formerly with Wolfson, in conjunction with the Company’s annual review of equity awards for all employees. Additionally, with respect to executive officer Smith, the Compensation Committee earlier approved separate equity grants of stock options and RSUs as part of his new-hire package, based on the Company’s internal review of Radford market data and internal comparison data.

With respect to the CEO, the Compensation Committee approved the grant of stock options and RSUs as well as newly-implemented MSUs; the Compensation Committee weighted the relative value of each of these long term equity award categories generally as one-third RSUs, one-third stock options, and one-third MSUs.

The following charts show the components of our CEO’s fiscal year 2015 compensation, along with the performance-based percentage of that compensation:

In the chart above, the following were counted towards performance-based compensation: cash incentive awards, stock option awards (which provide a potential return only if the market price of common stock appreciates over the option term), and MSUs.

The new-hire equity awards to executive officer Mr. Smith were granted in May 2014, while the other equity awards to our Named Executive Officers (including additional equity grants to Mr. Smith) were granted in October 2014 on the Company’s Monthly Grant Date. Starting in fiscal year 2016, we expect to begin granting annual equity awards, if any, in November (see the section of this proxy statement entitled, “Administrative and Timing Aspects of Our Equity Awards”).

As compared to the Market Composite Data concerning target total direct compensation, the base salary plus cash incentives plus equity awarded during fiscal year 2015: (a) to our CEO and CFO would fall below the 25th percentile and (b) to executive officer Smith would fall between the 50th and 75th percentile, primarily due to his new-hire equity grants.

The Compensation Committee determined that the size of its equity awards was warranted and appropriate in view of the totality of circumstances, including Company performance at or near the time of compensation analyses and in view of previous compensation adjustments.

d.	Administrative and Timing Aspects of Our Equity Awards

The Compensation Committee has implemented a process whereby new employee equity awards and special stock awards are granted and priced on the first Wednesday of each calendar month (the “Monthly Grant Date”). The purpose of this process is to minimize the administrative burdens that would be created with multiple monthly grant dates and to ensure that all required approvals are obtained on or before the Monthly Grant Date. If the Monthly Grant Date occurs on a Company holiday, or on other days that the Company or Nasdaq is closed for business, the Monthly Grant Date will be the next regularly scheduled business day. The Compensation Committee does not have any program, plan, or practice to time option grants or other stock awards to our executive officers in coordination with the release of material non-public information.

We have historically granted annual equity grants to employees and executive officers in October each year (including in fiscal year 2015). Starting in fiscal year 2016, such annual grants will take place in November. The Compensation Committee decided to move our annual grant date from October to November so that future vesting of RSU grants will likely take place during a period after the Company has reported its financial earnings.

C.	Our Perquisites and Other Benefits

All of our employees, including our executive officers, are eligible to participate in the Company’s standard welfare and health benefit programs. The Cirrus Logic, Inc. 401(k) Plan is a tax-qualified profit sharing and Section 401(k) plan. Under the plan, as of the fourth quarter of fiscal year 2015, we match 50% of up to the first 8% of a U.S. employee’s pre-tax deferrals, subject to the IRS compensation limits.

Our CEO and other executive officers participate in our welfare and health benefit programs to the same extent as all other salaried employees based in the United States or United Kingdom as applicable. Although perquisites are not a material part of our compensation programs for executive officers and are generally not provided, we do reimburse up to $500 for an annual physical examination for each of our executive officers to the extent the physical examination is not covered under our standard health care plans.

The Wolfson Named Executive Officers, and certain other Wolfson executives, were provided with some perquisites prior to the acquisition that are not included in our compensation programs. Namely, the Wolfson Named Executive Officers received a car allowance, family private medical insurance, and pension scheme matching contributions. These programs were continued in their existing states for certain former Wolfson executives including the Wolfson Named Executive Officers during the third and fourth quarters of fiscal year 2015. Those programs (except reimbursement for an annual medical exam, which our Company also provides), however, were discontinued starting in fiscal year 2016. At that time, Wolfson executives including the Wolfson Named Executive Officers transitioned to our perquisite programs discussed above.

V.	Our Post-Employment Compensation

We do not maintain separate individual severance or change of control agreements with our Named Executive Officers; however, on July 26, 2007, after a review of other companies’ practices with respect to management severance plans, the Compensation Committee approved and adopted an Executive Severance and Change of Control Plan (the “2007 Severance Plan”). The 2007 Severance Plan provides certain payments and other benefits to eligible executive officers (“Eligible Executives”), including each of our Named Executive Officers, whose employment is involuntarily terminated by the Company (other than for cause) or whose employment terminates following a change of control of the Company. The 2007 Severance Plan became effective on October 1, 2007.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s termination of employment by the Company without cause, he or she is eligible to receive: (i) a continuation of base salary for a period of up to six months (up to 12 months for our CEO) following termination, and (ii) payment in full of a reasonable estimate of COBRA premiums for three months of continued health care coverage.

The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated within 12 months following a change in control of the Company, either by the Company without cause or by the Eligible Executive for good reason, the Eligible Executive is eligible to receive (in lieu of the payments and benefits described above): (i) a lump sum payment equal to 12 months’ base salary (or 24 months’ base salary in the case of the CEO), (ii) acceleration in full of any unvested stock options or any other securities or similar incentive awards that have been granted or issued to the Eligible Executive as of the employment termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for 12 months. In addition, the Eligible Executive will have six months from the employment termination date to exercise any vested options.

The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change in control of the Company, if such amendment would be adverse to the interest of such Eligible Executive. In order to receive severance payments and benefits under the 2007 Severance Plan, an Eligible Executive must execute a general release of all claims against the Company. Additional details and specific terms of the Severance Plan are set forth in the section of this proxy statement entitled “Potential Payments upon Termination or Change of Control.”

We maintain the 2007 Severance Plan because we believe it is consistent with the practices of peer companies and helps ensure that we are able to attract and retain top talent. Further, we believe that our plan provides a level of stability to Eligible Executives during volatile business conditions that have historically existed in our industry so that they remain focused on their responsibilities and the long-term interests of the Company during such times. The 2007 Severance Plan provides for “double-trigger” rather than “single-trigger” payment and benefits in the event of a change of control of the Company. In other words, payments to an Eligible Executives are contingent upon an involuntarily termination of employment following a change of control. This plan design is intended to provide a level of security to Eligible Executives negotiating a transaction to avoid any misalignment with the interests of our stockholders without resulting in a windfall to Eligible Executives who remain employed following such a transaction.

VI.	Our Prohibition Against Short Selling and Hedging

The Company prohibits directors, officers, and employees from investing in derivative securities based on or related to the Company’s common stock, engaging in any short sale or hedging transactions involving the Company’s common stock, and pledging any shares of the Company’s common stock as collateral for any margin account or any other similar account or debt instrument where a sale of the

Company’s stock could occur. Our policy does not restrict the ownership of Company-granted equity awards, such as stock options, restricted stock, RSUs, or other equity awards issued by the Company.

VII.	Tax Considerations Related to Compensation

Section 162(m) of the Internal Revenue Code (“IRC”) disallows a tax deduction to publicly-held companies for compensation paid to our CEO and any of the three most highly compensated officers (other than the CEO and our principal financial officer) to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be “performance-based compensation.” Under the Treasury Regulations corresponding to Section 162(m), compensation received through the exercise of a stock option will not be subject to the $1,000,000 limit if it qualifies as “performance-based compensation” within the meaning of Section 162(m).

It is the Compensation Committee’s objective, so long as it is reasonable and consistent with the Company’s overall business, compensation, and retention objectives, to endeavor to design executive officer compensation programs that keep executive compensation deductible for federal income tax purposes. However, the Compensation Committee maintains its discretion to approve compensation to covered officers that is not deductible for purposes of Section 162(m). At the 2013 annual meeting of stockholders, the stockholders approved an amended 2007 Management and Key Individual Contributor Incentive Plan that allowed qualified future payments under that plan to become eligible for deduction under Section 162(m). At the 2014 annual meeting of stockholders, the stockholders approved the 2006 Stock Incentive Plan, as amended and restated, so that qualified payments under this plan (e.g., stock options and full value awards with performance-based vesting) are also eligible for deduction under Section 162(m).

In fiscal year 2015, the Company had a tax deduction disallowance under Section 162(m) of approximately $399,196 related to the compensation received by our CEO. This disallowance was the result of his salary in combination with the vesting of RSUs that were not “performance based” for purposes of Section 162(m).

Section 280G of the IRC disallows the deduction of any “excess parachute payment” paid in connection with certain events. A portion of amounts payable under the 2007 Severance Plan may constitute “excess parachute payments” to our executive officers. Accordingly, the 2007 Severance Plan provides for a modified Section 280G “cut back” pursuant to which payments and benefits under the 2007 Severance Plan will be reduced in the event such reduction produces a greater after-tax benefit to an executive officer. See the section of this proxy statement entitled, “Potential Payments Upon Termination or Change of Control.”

VIII.	Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Timothy R. Dehne (Chair), John C. Carter, and Christine King. None of our executive officers has ever served as a member of the board of directors or the compensation committee of another entity that has or has had, at the time of his or her service or during the same fiscal year, one or more executive officers serving as a member of the Board or the Compensation Committee. The members of the Compensation Committee are considered independent under the Board and the Compensation Committee independence standards as set forth in the Corporate Governance Guidelines, which are posted at the following link:

http://investor.cirrus.com/corporate-governance/corporate-governance-guidelines/

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Timothy R. Dehne, Chairman

John C. Carter

Christine King

CONSIDERATION OF RISK RELATED TO COMPENSATION PROGRAMS

The Compensation Committee structures our executive compensation program to provide incentives to appropriately reward our executive officers without undue risk taking. Our approach is similar for the compensation practices and polices applicable to all employees throughout the Company. Overall, we believe that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In general, we attempt to align our compensation programs with the long-term interests of the Company and its stockholders and mitigate the likelihood of inducing excessive risk-taking behavior. More specifically, we believe the following program features and policies help to mitigate the likelihood of inducing excessive risk-taking behavior:

●	The Company pays a mix of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price.

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Our annual cash incentive program is based on a mix of bottom-line objectives (i.e., operating profit goals) and top-line objectives (e.g., revenue growth) in order to avoid the risk of excessive focus on one goal or performance measure.

●	To prevent the risk that our annual cash incentive program pays bonuses despite weak short-term performance, no payout may occur without a threshold level of operating profit performance being met.

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The aggregate payout under our annual cash incentive program for our executive and leadership team is capped at a percentage of overall operating profit to prevent the risk of excessive payout of the Company’s operating profit.

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The individual payout under our annual cash incentive program for our executive and leadership team is further capped so that no participant may receive a payout of greater than 250% of his or her target payout.

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Long-term incentives are awarded to our executive officers in the form of equity awards that vest over a significant period of time, typically three or four years. The vesting period is intended to align the interests of our executive officers with the long-term interests of stockholders and to provide an incentive for our executive officers to remain with the Company.

●	Long-term incentives are typically granted annually so our executive officers will have unvested awards that may decrease in value if our business is not managed with long-term goals in mind.

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We use a mix of stock options and RSUs (and, in the case of our CEO, MSUs) to create an overall long-term incentive package that aligns with stockholder interests, appropriately balances risk and performance, and provides competitive incentives for the purpose of executive retention.

●

We use performance-based equity based on the Company’s total shareholder return (“TSR”) as a means to align a portion of our CEO’s compensation with the interests of our shareholders. In addition, we cap the payout of these awards at a 100% payout if the Company’s TSR is negative over the performance period (typically, three years).

●	The Compensation Committee retains an independent compensation consultant and uses market data, when available, to inform our focus on pay for performance.

EXECUTIVE COMPENSATION TABLES

Fiscal Year 2015 Summary Compensation Table

The following table provides certain summary information concerning the compensation awarded to, earned by, or paid to our Named Executive Officers. The table sets forth compensation for services rendered by our Named Executive Officers for the fiscal years ended March 28, 2015; March 29, 2014; and March 30, 2013 as applicable.

A note on foreign currency: For the Wolfson Named Executive Officers, cash compensation (e.g., salary and incentive plan compensation) is paid in the currency of the United Kingdom – the pound sterling. For purposes of the disclosures and tables in this proxy statement, we have converted pound sterling payment amounts to U.S. dollars by applying the following methodology. We first calculated eight average monthly exchange rates corresponding to the months August 2014 (the month in which the acquisition of Wolfson was completed) through March 2015 (the month ending fiscal year 2015). We then averaged those eight monthly exchange rates to arrive at an overall average exchange rate of 1.5766 U.S. dollars per pound. We used this overall average for conversions.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Stock Awards(1) ($) (e)		Option Awards(1) ($) (f)		Non-Equity Incentive Plan Compensation(2) ($) (g)	All Other Compensation ($) (i)		Total ($) (j)
Jason P. Rhode, President and Chief Executive Officer	2015	$625,000		$1,482,950		$594,076		$955,625	$10,070	(3)	$3,667,721
	2014	575,000		700,200		1,155,587		819,112	9,420	(4)	3,259,319
	2013	500,000		1,169,700		2,162,115		1,150,176	9,003	(5)	4,990,994
Thurman K. Case, Chief Financial Officer, Vice President of Finance	2015	$307,400		$254,625		$165,023		$235,007	$12,160	(6)	$974,215
	2014	298,700		233,400		210,108		219,466	11,967	(7)	973,641
	2013	280,057		389,900		393,113		327,029	8,502	(8)	1,398,600
Andrew Brannan, Vice President, Worldwide Sales	2015	$207,614	(12)	$1,561,521	(13)	$—		$154,480	$23,716	(9)(12)	$1,947,331
											—
											—
Eric C. Smith, VP of AMP Division	2015	$240,385		$497,700	(14)	$557,053	(15)	$188,059	$11,558	(10)	$1,494,755
											—
											—
Rashpal Sahota, VP & Audio GM, Cirrus Logic Int’l	2015	$166,342	(12)	$1,251,100	(13)	$—		$15,691	$16,854	(11)(12)	$1,449,987

(1)	The amounts reported in the column entitled “Stock Awards” represent the RSUs granted to the Named Executive Officers and also, in the case of our CEO, the MSUs granted. The amounts reported in the column entitled “Option Awards” represent the stock options granted to the Named Executive Officers. In each case, the value reported is the aggregate grant date fair value calculated pursuant to FASB ASC Topic 718, excluding any assumptions regarding potential forfeitures. The assumptions underlying the calculation under FASB ASC Topic 718 are discussed under Note 12, Equity Compensation, in our Annual Report on Form 10-K for the fiscal year ended March 28, 2015.
(2)	This column, entitled “Non-Equity Incentive Plan Compensation,” represents the amounts earned for fiscal year 2015 under the Incentive Plan or, in the case of executive officer Sahota, the Wolfson Transition Bonus Plan, each of which is described in further detail in the “Compensation Discussion and Analysis” section of this proxy statement. Payments earned in the second semi-annual period of fiscal year 2015 are included in this table for fiscal year 2015 but were paid in fiscal year 2016.
(3)	This amount includes $8,750 in matched contributions under our 401(k) plan, $749 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode, and $571 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(4)	This amount includes $8,188 in matched contributions under our 401(k) plan, $660 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode, and $572 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.

(5)	This amount includes $7,771 in matched contributions under our 401(k) plan, $660 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode, and $572 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(6)	This amount includes $8,750 in matched contributions under our 401(k) plan, $2,838 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case, and $572 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(7)	This amount includes $8,618 in matched contributions under our 401(k) plan, $2,787 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case, and $562 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(8)	This amount includes $5,336 in matched contributions under our 401(k) plan, $2,632 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case, and $534 in tax gross-ups paid to all employees of the Company with respect to the Company’s long term disability plan.
(9)	This amount includes $9,500 in car allowance, $493 in private medical insurance, $12,059 in matched contributions under our (formerly Wolfson’s) defined contribution pension scheme in the United Kingdom, and $1,664 in additional Company contribution (made in return for his individual salary sacrifice) toward that defined contribution pension scheme.
(10)	This amount includes $9,615 in matched contributions under our 401(k) plan, $1,485 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Smith, and $458 in tax gross-ups paid to all employees of the Company with respect to the Company’s long term disability plan.
(11)	This amount includes $4,750 in car allowance, $664 in private medical insurance, $9,662 in matched contributions under our (formerly Wolfson’s) defined contribution pension scheme in the United Kingdom, and $1,778 in additional Company contribution (made in return for his individual salary sacrifice) toward that defined contribution pension scheme.
(12)	These amounts were converted from pound sterling to U.S. dollars. See “A note on foreign currency” above for details concerning the conversion.
(13)	The RSUs granted to executive officers Brannan and Sahota were granted as part of the acquisition of Wolfson.
(14)	Certain RSUs granted to executive officer Smith were associated with Mr. Smith’s new-hire package.
(15)	Certain stock options granted to executive officer Smith were associated with Mr. Smith’s new-hire package.

Fiscal Year 2015 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended March 28, 2015, to our Named Executive Officers. All of the stock options, RSUs, and MSUs (with respect to our CEO) that are reflected in the table were granted under our 2006 Stock Incentive Plan.

Each stock option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. Unless noted, the exercisability of options vests with respect to 25% of the shares underlying the option one year after the date of grant and with respect to the remaining shares underlying the option thereafter in 36 equal monthly installments. The exercise price of each stock option is equal to the closing price of common stock as reported on Nasdaq on the date of grant.

RSUs granted to the Wolfson Named Executive Officers and the new-hire RSU grant to executive officer Smith vest in equal annual tranches over a three-year period. All other RSUs granted to the Cirrus Named Executive Officers will vest with respect to 100% of the shares underlying the award on the third anniversary of the grant date. Holders of RSUs are not eligible to receive any dividends or dividend equivalents with respect to outstanding RSUs. Special accelerated vesting provisions applicable to the equity awards upon a Named Executive Officer’s termination of employment or upon a change of control of the Company are described in the section of this proxy statement entitled, “Potential Payments Upon Termination or Change of Control.”

The amounts reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column below set forth potential payouts under the Company’s Incentive Plan, which is described further in the “Compensation Discussion and Analysis” section of this proxy statement.

The amounts reported in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column below set forth potential payouts, with respect to our CEO, that are associated with MSUs. The MSUs granted to our CEO will vest as to the number of shares earned on the third anniversary of the grant date. The number of MSUs that vest, if any, is based on Company performance during this three-year period and is determined relative to the target number of shares as described further in the “Compensation Discussion and Analysis” section of this proxy statement. Holders of MSUs are not eligible to receive any dividends or dividend equivalents with respect to outstanding MSUs. Special accelerated vesting provisions applicable to the equity awards upon the CEO’s termination of employment or upon a change of control of the Company are described in the section of this proxy statement entitled, “Potential Payments Upon Termination or Change of Control.”

Name	Grant Date(1)	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)						Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Option		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
			Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	(#) (i)		(#) (j)		(k)	(l)
(a)	(b)
Jason P. Rhode, President and Chief Executive Officer	10/1/14	9/15/14										35,000					$712,950
	10/1/14	9/15/14							8,750	35,000	70,000						$770,000
	10/1/14	9/15/14												90,000		$20.37	$594,076
			$156,250		$625,000		$1,562,500
Thurman K. Case, Chief Financial Officer, Vice President of Finance	10/1/14	9/15/14										12,500					$254,625
	10/1/14	9/15/14												25,000		$20.37	$165,023
			$38,425		$153,700		$384,250
Andrew Brannan, Vice President, Worldwide Sales	8/22/14	8/20/14										64,499	(6)				$1,561,521
			$43,069	(5)	$172,275	(5)	$430,689	(5)						—

Eric C. Smith, VP of AMP Division	5/7/14	3/25/14										17,500	(7)				$395,850
	10/1/14	9/15/14										5,000					$101,850
	5/7/14	3/25/14												60,000	(8)	$22.62	$491,045
	10/1/14	9/15/14												10,000		$20.37	$66,008
			$31,250		$125,000		$312,500
Rashpal Sahota, VP & Audio GM, Cirrus Logic Int’l	8/22/14	8/20/14										51,677	(6)				$1,251,100
			$34,507	(5)	$138,028	(5)	$345,071	(5)						—

(1)	The Company’s policy is to grant equity awards on the first Wednesday of the month (the “Monthly Grant Date”) after the Compensation Committee approves the award. If the Monthly Grant Date occurs on a Company holiday, or on other days that the Company or Nasdaq is closed for business, the Monthly Grant Date is the next regularly scheduled business day when the Company and Nasdaq are open for business.
(2)	The amounts reported in this column reflect potential payment amounts under the Incentive Plan. Actual amounts paid under this plan and the Wolfson Transition Bonus Plan (with respect to executive officer Sahota) for the 2015 fiscal year are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. Payments may be made under the Incentive Plan only if certain financial prerequisites, such as operating profit margin thresholds, are achieved, as described further in the “Compensation Discussion and Analysis” section of this proxy statement. The threshold amounts reported in this column reflect the minimum amount payable assuming achievement of the applicable financial-result thresholds. The target amounts reported above reflect the target amount awarded to each Named Executive Officer. The maximum amounts represent 250% of the target amount for each Named Executive Officer.
(3)	The amounts reported in this column are with respect to our CEO and reflect potential payment amounts for MSUs under the Company’s Performance-Based Restricted Stock Unit Program granted in fiscal year 2015. The number of MSUs that will vest, if any, is based on Company performance during a three-year performance period and is determined as further described in the “Compensation Discussion and Analysis” section of this proxy statement.
(4)

Amounts in this column represent the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions underlying the calculation under

FASB ASC Topic 718 are discussed under Note 12, Equity Compensation, in the Company’s Form 10-K for the fiscal year ended March 28, 2015.
(5)	These amounts were converted from pound sterling to U.S. dollars. See “A note on foreign currency” above for details concerning the conversion.
(6)	The RSUs granted to executive officers Brannan and Sahota were granted as part of the acquisition of Wolfson and vest in equal tranches over a three-year period.
(7)	RSUs granted to executive officer Smith on May 7, 2014 were associated with Mr. Smith’s new-hire package and vest in equal annual tranches over a three year period.
(8)	Stock options granted to executive officer Smith on May 7, 2014 were associated with Mr. Smith’s new-hire package.

Fiscal Year 2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning the outstanding equity award holdings of our Named Executive Officers as of March 28, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jason P. Rhode, President and Chief Executive Officer	30,000			$8.06	3/1/16
	34,844			$7.87	6/6/17
	290,156			$7.87	6/6/17
	7,048			$5.25	10/1/18
	18,018			$5.55	10/7/19
	236,982			$5.55	10/7/19
	6,153			$16.25	10/6/20
	128,847			$16.25	10/6/20
	115,312	19,688		$15.41	10/5/21
	66,458	43,542		$38.99	10/3/22
						30,000	$998,700
						30,000	$998,700
	1,071	11,781		$23.34	10/02/2013
	37,887	59,261		$23.34	10/02/2013
		4,909		$20.37	10/01/2014
		85,091		$20.37	10/01/2014
						35,000	$1,165,150
								35,000	$1,165,150
Thurman K. Case, Chief Financial Officer, Vice President of Finance	25,000	—		$5.25	10/01/2008
	10,000	—		$5.55	10/07/2009
	7,000	—		$5.55	10/07/2009
	6,381	—		$16.25	10/06/2010
	18,619			$16.25	10/06/2010
	21,354	3,646		$15.41	10/05/2011
	12,083	7,917		$38.99	10/03/2012
						10,000	$332,900
						10,000	$332,900
	1,728	11,664		$23.34	10/02/2013
	5,355	1,253		$23.34	10/02/2013
		5,043		$20.37	10/01/2014
		19,957		$20.37	10/01/2014
						12,500	$416,125
Andrew Brannan, Vice President, Worldwide Sales						64,499	$2,147,172

Eric C. Smith, VP of AMP Division						17,500	$582,575
		17,680		$22.62	5/7/24
		42,320		$22.62	5/7/24
		10,000		$20.37	10/1/24
						5,000	$166,450
Rashpal Sahota, VP & Audio GM, Cirrus Logic lnt’1						51,677	$1,720,327

(1)	Unless otherwise noted within this table, all stock options vest over four years, with one-year cliff vesting for 25% of the options on the first anniversary of the grant date, and 1/36 of the remaining options vesting on a monthly basis over the following three years.
(2)	Options have a maximum 10-year term. Therefore, the grant date is 10 years prior to the Option Expiration Date listed in this column.
(3)	RSUs granted to the Wolfson Named Executive Officers and the new-hire RSU grant to executive officer Smith (17,500 shares) will vest in equal annual tranches over a three year period. Other RSUs granted to the Cirrus Named Executive Officers will vest with respect to 100% of the shares underlying the award on the third anniversary of the grant date.
(4)	The market value of unvested RSUs reported in column (h) is calculated by multiplying the number of shares of common stock subject to each award reported in column (g) by the closing market price of common stock on March 27, 2015 (the last trading day of fiscal year 2015), which was $33.29.
(5)	This column represents the target number of MSUs granted to our CEO in fiscal year 2015. The number of shares that vest, if any, will be based on Company performance and relative to the target number of shares as further described in the “Compensation Discussion and Analysis” section of this proxy statement. Such vesting will occur on the third anniversary of the grant date.
(6)	The market value of unvested MSUs reported in this column is calculated by multiplying the target number of shares subject to each award reported in column (i) by the closing market price of common stock on March 27, 2015 (the last trading day of fiscal year 2015), which was $33.29.

Fiscal Year 2015 Options Exercised and Stock Vested Table

The following table provides information on the value realized by each Named Executive Officer as a result of options that were exercised and stock awards that vested during the Company’s 2015 fiscal year.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(l) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(2) ($) (e)
Jason P. Rhode, President and Chief Executive Officer	12,000	$208,200	37,500	$772,875
Thurman K. Case, Chief Financial Officer, Vice President of Finance	107,615	$2,531,685	12,500	$257,625
Andrew Brannan, Vice President, Worldwide Sales	—	$—	—	$—
Eric C. Smith, VP of AMP Division	—	$—	—	$—
Rashpal Sahota, VP & Audio GM, Cirrus Logic Int’l	—	$—	—	$—

(1)	The value realized on the exercise of stock options was computed by determining the difference between the market price of common stock underlying each option on the date of exercise and the exercise price of the options for each share exercised.
(2)	The value realized on the vesting of stock awards was computed by multiplying the number of shares acquired on vesting (column d) by the market price of common stock on the date of vesting.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not sponsor or maintain either a defined benefit pension plan or a nonqualified deferred compensation plan for the benefit of our executive officers.

Potential Payments upon Termination or Change of Control.

The Company does not maintain individual employment, severance, or change of control agreements with our Named Executive Officers; however, the Company does maintain the 2007 Severance Plan, which provides for certain payments and benefits to individuals employed by the Company and its subsidiaries at the level of Chief Executive Officer and Vice President or above and reporting directly to the Chief Executive Officer (“Eligible Executives”) in the event that the employment of such an executive officer is involuntarily terminated other than for cause or in certain circumstances following a change of control of the Company. The 2007 Severance Plan became effective on October 1, 2007. Each of our Named Executive Officers is considered an Eligible Executive under the 2007 Severance Plan.

The Company maintains the 2007 Severance Plan because we believe it helps to ensure that we are able to attract and retain top talent. Further, we believe that our the 2007 Severance Plan provides a level of stability for our executives during volatile business conditions that have historically existed so that they remain focused on their responsibilities and the long-term interests of the Company during such times.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s involuntary termination of employment by the Company other than for “cause,” he or she will be eligible to receive: (i) a continuation of base salary for a period of up to six months (up to 12 months in the case of our CEO) following termination of employment, and (ii) payment in full of a reasonable estimate of COBRA premiums for three months (collectively, the “Termination Payment”).

The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated either by the Company without “cause” or by the Eligible Executive for “good reason” within 12 months following a “change of control” (as each such term is defined below for purposes of the 2007 Severance Plan) of the Company, he or she will be eligible to receive a “Change of Control Termination Payment,” which is comprised of: (i) a lump sum payment equal to 12 months’ base salary (but in the case of our CEO, 24 months’ base salary), (ii) acceleration in full of any unvested stock options or any other securities or similar incentive awards that have been granted or issued to him or her as of the employment termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for 12 months. In addition, the Eligible Executive will have until six months from the employment termination date to exercise any vested options, except that no option will be exercisable after the option’s original expiration date.

In the event of an Eligible Executive’s death or “disability” (as such term is defined below for purposes of the 2007 Severance Plan), the Eligible Executive or his or her estate, as applicable, will receive the Termination Payment described above. If the death or disability has occurred within 12 months following a change of control of the Company, he or she or his or her estate, as applicable, will receive the Change of Control Termination Payment described above.

For purposes of the 2007 Severance Plan:

●

“cause” means (i) gross negligence or willful misconduct in the performance of an executive officer’s duties; (ii) a material and willful violation of any federal or state law that if made public would injure the business or reputation of the Company; (iii) a refusal or willful failure to comply with any specific lawful direction or order of the Company or the material policies and procedures of the Company including but not limited to the Company’s Code of Conduct and the Company’s Insider Trading Policy as well as any obligations concerning proprietary rights and confidential information of the Company; (iv) a conviction (including a plea of nolo contendere ) of a felony, or of a misdemeanor that would have a material adverse effect on the Company’s goodwill if the executive officer were to continue to be retained as an employee of the Company; or (v) a substantial and continuing willful refusal to perform duties ordinarily performed by an employee in the same position and having similar duties as the executive officer.

●

“good reason” means: (i) without the executive officer’s express written consent, a material reduction of the executive officer’s duties, authority, or responsibilities relative to the executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the base salary of an executive officer as in effect immediately prior to such reduction; or (iii) the relocation of an executive officer’s principal work location to a facility or a location more than 50 miles from executive officer’s then present principal work location. “Good reason” shall not exist unless the executive officer provides written notice of the circumstances alleged to give rise to good reason within 30 days of their occurrence and the Company (or our successor) fails to cure such circumstances within 30 days.

●

“disability” means a mental or physical disability, illness or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders an Eligible Executive unable to perform any one or more of the essential duties of his or her position after the provision of reasonable accommodation, if applicable, for a period of greater than ninety (90) days within a one year period.

●

“change of control” means the occurrence of one or more of the following with respect to the Company: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the then outstanding stock of the Company entitled to vote generally in the election of the members of the Company’s Board of Directors; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which both (A) securities representing more than 50% of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned common stock of the Company immediately prior to such merger or consolidation, and (B) the members of the Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors immediately after such merger or consolidation; (iii) any reverse merger in which the Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, common stock of the Company immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or (B) the members of the existing Board do not constitute a majority of the Board of Directors immediately after such reverse merger; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than a sale, transfer or other disposition to one or more subsidiaries of the Company).

The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change in control, if such amendment would be adverse to the interest of such Eligible Executive. If any payment or benefit under the 2007 Severance Plan would be a “parachute payment” (within the meaning of Section 280G of the IRC) and would therefore result in the imposition of an excise tax, an Eligible Executive’s payments and benefits will not exceed the amount that produces the greatest after-tax benefit to the executive.

To receive payments and benefits under the 2007 Severance Plan, an Eligible Executive must execute a release of all claims against the Company. If the Eligible Executive is considered a “specified employee” under Section 409A of the IRC at the time of his or her termination of employment, any amounts payable under the 2007 Severance Plan will be delayed for a period of six months if it is determined that such a delay is necessary in order to prevent the payment from imposing excise taxes on the executive officer.

In addition, a participant in the Incentive Plan, as described further in the Compensation Discussion and Analysis of this proxy statement, may also receive payments upon termination of employment or a change of control. Pursuant to the Incentive Plan, a participant, including each of our Named Executive Officers, must be continuously employed through the last day of the applicable semi-annual performance period and through the date that cash bonuses under the Incentive Plan for such semi-annual performance period are actually paid. However, participants whose employment terminates due to death or “disability” during a semi-annual performance period will be eligible to receive a pro rata cash bonus payment based on the number of days the participant was employed during that semi-annual performance period and the Company’s actual performance during the semi-annual performance period. The pro rata bonus amount will be paid to the terminated participant on or before the 15th day of the third month after the later of (i) the last day of the calendar year in which such participant died or incurred a “disability” or (ii) the last day of the Company’s taxable year in which such participant died or incurred a “disability.” In addition, if a change of control occurs and our successor does not assume or comparably replace the Incentive Plan, each participant will receive a pro rata cash payment of his or her target bonus, based on the number of calendar days completed in the current semi-annual performance period prior to the occurrence of the change of control.

For purposes of the Incentive Plan:

●	“disability” means total and permanent disability as defined in accordance with the Company’s Long-Term Disability Plan.

●

“change of control” means (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, or (iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the voting power represented by the voting securities of the Company or such surviving entity (or parent) outstanding immediately after such merger or consolidation.

The discussion and tables below present an estimate of the amount of compensation and/or other benefits payable to our Named Executive Officers in the event of their termination of employment and/or in the event of a change of control of the Company. The amounts disclosed assume that such termination and/or the occurrence of such change of control was effective as of March 28, 2015, the last day of fiscal year 2015. We also assume that each Named Executive Officer was continuously employed by the Company and under the 2007 Severance Plan and the Incentive Plan throughout at least the second half of fiscal year 2015. The amounts below have been calculated using assumptions, such as these, that we believe to be reasonable, along with further assumptions that are described in more detail below. The actual amounts that would be paid out under each scenario depend on various factors, which may or may not exist at the time a Named Executive Officer’s employment is actually terminated and/or a change of control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Conditions Involving Involuntary Termination or Death/Disability

The estimated amount payable to each of our Named Executive Officers pursuant to the 2007 Severance Plan and the Incentive Plan in the event of an involuntary termination of employment by the Company other than for cause, or due to the Named Executive Officer’s death or disability, in each case, assuming such termination occurred on March 28, 2015 and in view of the other assumptions above, is set forth in the table below:

Name	Salary Continuation (l)		Health Benefits (up to 3 months)(2)	Cash Bonus Under Incentive Plan(3)		Accelerated Vesting of Unvested Equity(4)	Total
Jason P. Rhode, President and Chief Executive Officer	$625,000		$3,654	$312,500			$941,154
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	$153,700		$1,657	$76,850			$232,207
Andrew Brannan, Vice President, Worldwide Sales	$172,275	(5)	$—	$86,138	(5)	$2,147,172	$2,405,585
Eric C. Smith, VP of AMP Division	$125,000		$4,910	$62,500			$192,410
Rashpal Sahota, VP & Audio GM, Cirrus Logic Int’l	$138,028	(5)	$—	$69,014	(5)	$1,720,327	$1,927,370

(1)	The salary continuation payment for our CEO represents the value of 12 months of his base salary, based on his base salary level in effect on March 28, 2015. For each of the other Named Executive Officers, the amount is based on six months of base salary, at the level in effect on March 28, 2015.
(2)	The valuation of the healthcare benefits has been computed based on an estimate of the COBRA payments required for the three-month period payable by the Company at the rates in effect as of March 28, 2015. COBRA payments are U.S. specific and are therefore not applicable to the Wolfson Named Executive Officers.
(3)

The Named Executive Officers would only receive the payments enumerated in this column in the event of a termination due to death or disability. In the event employment terminated for any other reason, the noted executive would forfeit these amounts because the executive would not be employed with the Company on the date of payment. On a termination due to death or disability, the executive would be entitled to a pro-rata payment of their bonus under the Incentive Plan. Because March 28, 2015 is the last day of the semi-annual performance period, the executive would be entitled to a full payment of the semi-annual bonus. As such, we have calculated the cash bonus under the Incentive Plan as the target Incentive Plan Payout Percentage (100%) applied to each individual’s current target bonus under the Incentive Plan for the semi-annual performance period ending on March 28, 2015.
(4)	The valuation of accelerated vesting of unvested equity has been computed based on the value of the RSUs granted to the Wolfson Named Executive Officers as part of the Wolfson acquisition, using the closing market price of our stock on March 27, 2015 (the last trading day prior to March 28, 2015). See the section of this proxy statement entitled, “Wolfson’s Acquisition Equity Grants” for additional details regarding the RSU grants to the Wolfson Named Executive Officers.
(5)	These amounts were converted from pound sterling to U.S. dollars. See “A note on foreign currency” above for details concerning the conversion.

Conditions Additionally Involving a Change of Control

The estimated amount payable to each of our Named Executive Officers pursuant to (i) the Incentive Plan in the event of a change of control in which the Incentive Plan is not assumed or comparably replaced, and (ii) the 2007 Severance Plan in the event of termination of employment following a change of control of the Company either other than for cause by the Company, by the executive officer for good reason, or due to the executive officer’s death or disability, is set forth in the table below. The possible application of any cutback required under the 2007 Severance Plan due to the operation of Sections 280G and 4999 of the IRC has not been included in these calculations:

Name	Lump Sum Salary Payment(1)		Accelerated Vesting of Unvested Equity(2)	Health Benefits (up to 12 months)(3)	Cash Bonus Under Incentive Plan(4)		Total
Jason P. Rhode, President and Chief Executive Officer	$1,250,000		$6,549,389	$14,617	$312,500		$8,126,506
Thurman K. Case Vice President, Chief Financial Officer and Principal Accounting Officer	$307,400		$1,598,640	$6,628	$76,850		$1,989,517
Andrew Brannan, Vice President, Worldwide Sales	$344,551	(5)	$2,147,172	$—	$86,138	(5)	$2,577,860
Eric C. Smith, VP of AMP Division	$250,000		$1,518,425	$19,639	$62,500		$1,850,564
Rashpal Sahota, VP & Audio GM, Cirrus Logic Int’l	$276,057	(5)	$1,720,327	$—	$69,014	(5)	$2,065,399

(1)	The lump sum salary payment for our CEO represents the value of 24 months of his base salary, based on his base salary level in effect on March 28, 2015. For each of the other Named Executive Officers, the amount is based on 12 months of base salary, at the level in effect on March 28, 2015.
(2)	The valuation of accelerated vesting of unvested equity has been computed based on: (1) the estimated value that would have been realized based on the difference between the exercise price of the options that were subject to accelerated vesting and the closing market price of our common stock on March 27, 2015 (the last trading day prior to March 28, 2015), which was $33.29, and (2) the value of RSUs (and, in the case of our CEO, the target number of MSU shares) subject to accelerated vesting based on that same closing market price.
(3)	The valuation of healthcare benefits is based on an estimate of the COBRA payments required for the 12-month period payable by the Company at the rates in effect as of March 28, 2015. COBRA payments are U.S. specific and are therefore not applicable to the Wolfson Named Executive Officers.

(4)	The figures in this column represent a pro rata cash payment of target bonuses under the Incentive Plan, based on the number of calendar days completed in the semi-annual performance period prior to the occurrence of the change of control. Because the change in control is deemed to occur on the last day of the fiscal year, the figures above represent the target Incentive Plan Payout Percentage (100%) applied to each individual’s current target bonus under the Incentive Plan for the semi-annual performance period ending on March 28, 2015.
(5)	These amounts were converted from pound sterling to U.S. dollars. See “A note on foreign currency” above for details concerning the conversion.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about common stock that may be issued upon the exercise of options, warrants, and rights under all of the Company’s existing equity compensation plans as of March 28, 2015, including the 1996 Stock Plan, the 2002 Stock Option Plan, and the 2006 Stock Incentive Plan:

	(A) Number of Securities to be issued upon exercise of outstanding options		(B) Weighted-average exercise price of outstanding options		(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity Compensation Plans Approved by Security Holders(1)(4)	6,130,870	(2)	$14.28	(3)	3,887,234
Equity Compensation Plans Not Approved by Security Holders(5)	58,194		$7.30		—

TOTAL	6,189,064		$14.22		3,887,234

(1)	The Company’s stockholders have approved the Company’s 1996 Stock Plan and the 2006 Stock Incentive Plan.
(2)	Includes 2,855,681 shares granted under the 2006 Stock Incentive Plan that are issuable upon the vesting of the outstanding RSUs and MSUs.
(3)	The weighted average exercise price does not take into account the shares issuable upon the vesting of the outstanding RSUs and MSUs, which have no exercise price.
(4)	As of March 28, 2015, the Company was granting equity awards only under the 2006 Stock Incentive Plan. Approximately 2,526,417 shares have been deducted from the shares available for future issuance under the 2006 Stock Incentive Plan due to a 1.5 full value award multiplier applied to restricted stock awards and RSUs granted pursuant to the 2006 Stock Incentive Plan.
(5)	In August 2002, the Board approved the 2002 Stock Option Plan, which permits awards of fair market value stock options to non-executive employees. As of July 2006, when our stockholders approved the adoption of the 2006 Stock Incentive Plan, we canceled all remaining options available for grant under the 2002 Stock Option Plan.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD

The Audit Committee is comprised solely of independent directors, as defined by the applicable Nasdaq listing standards and rules of the SEC, and it operates under a written charter adopted by the Board, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Audit Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The Sarbanes-Oxley Act added provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. In 2004, Nasdaq also adopted, and the SEC approved, additional rules concerning audit committee structure, membership, authority, and responsibility. The Audit Committee amended and restated its charter in response to the Sarbanes-Oxley Act and the Nasdaq listing standards, and continues to review and assess the adequacy of its charter on an annual basis, and will revise it to comply with other new rules and regulations as they are adopted.

As described more fully in its charter, the primary focus of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control, and audit functions. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).

In accordance with the Sarbanes-Oxley Act and the Nasdaq listing standards, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee serves an oversight role for the Board in which it provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young. Management represented to the Audit Committee that the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended March 28, 2015, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with Ernst & Young matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees as required by the PCAOB.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by PCAOB Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young the firm’s independence. In addition, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors, the Audit Committee’s review of the representations of management, and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 28, 2015, as filed with the SEC.

Submitted by the Audit Committee of the Board:

Susan Wang, Chair

John C. Carter

William D. Sherman

AUDIT AND NON-AUDIT FEES AND SERVICES

Audit and Related Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years 2015 and 2014. All fees were pre-approved by the Audit Committee.

	2015	2014
Audit Fees	$1,344,000	$625,122
Audit-Related Fees	$140,600	$0
Tax Fees	$1,685,095	$70,701
All Other Fees	$3,713	$200
TOTAL	$3,173,408	$696,023

Audit Fees.    Audit services consisted of the audit of the Company’s consolidated financial statements and of management’s assessment of the operating effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K, the review of the Company’s financial statements included in its quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees.    Audit-related services generally include fees for accounting consultations and registration statements filed with the SEC.

Tax Fees.    Tax services include tax compliance services, technical tax advice, international tax planning, administrative fees, as well as certain expatriate services.

All Other Fees.    The other fees for fiscal year 2015 correspond to an Ernst & Young research tool, and the other fees for fiscal year 2014 correspond to an Ernst & Young seminar.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit, audit-related, and non-audit services provided by the Company’s independent registered public accounting firm.

For audit and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter and estimated budget for formal acceptance and approval. A list of non-audit services and estimated budget for such services for the upcoming fiscal year shall be submitted to the Audit Committee by Company management for pre-approval. To ensure prompt handling of unexpected non-budgeted non-audit related services, the Audit Committee has delegated to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees if the cost of the service is less than $100,000. Any such unexpected services for which the cost is more than $100,000 shall be approved by the Audit Committee. If the Chair takes any action, the Chair will report such action to the Audit Committee at the next Audit Committee meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification and Insurance.    Our Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.

Procedures for Review, Approval, and Ratification of Related Person Transactions.    The Board recognizes that Related Person Transactions (as defined below) can present conflicts of interest and questions as to whether transactions are in the best interests of the Company. Accordingly, the Board has documented and implemented certain procedures for the review, approval, or ratification of Related Person Transactions. Pursuant to these procedures, the Audit Committee must review, approve, or ratify any transactions with Related Persons (as defined below). When it is impractical to wait for a scheduled Audit Committee meeting, a proposed Related Person Transaction may be submitted to the Audit Committee Chair for approval and then subsequently reported to the Audit Committee at the next Audit Committee meeting.

This procedure seeks to ensure that Company decisions are based on the merits of the transaction and the interests of the Company and its stockholders. It is the Company’s preference to avoid Related Person Transactions but when, in the course of business, transactions with related parties are unavoidable, this procedure sets forth a methodology for considering a proposed Related Person Transaction. The standard to be applied when evaluating a proposed Related Person Transaction is whether such transaction is at arm’s length and on terms comparable to those terms provided to other unrelated entities in the marketplace.

For these purposes, a “Related Person” is any person who is: (1) a director or executive officer of the Company, (2) a nominee for director (if the information called for is being presented in a proxy or information statement relating to the election of that nominee for director), (3) an immediate family member of a director or executive officer of the Company, (4) an immediate family member of a nominee for director (if the information called for is being presented in a proxy or information statement relating to the election of that nominee for director), (5) a security holder of 5% or more of any class of common stock (or other equity security) (if a transaction in which the person had a direct or indirect material interest occurred or existed), or (6) an immediate family member of a security holder of 5% or more of any class of common stock (or other equity security) (if a transaction in which the person had a direct or indirect material interest occurred or existed).

For these purposes, a “Related Person Transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant and in which a Related Person had, has, or will have a direct interest. The Company has not established a materiality limit for purposes of defining a Related Person Transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Executive officers, directors, and greater than 10% stockholders are also required by the federal securities rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of the Forms 3, 4 and 5 received by the Company or representations from certain reporting persons, the Company believes that, during the fiscal year 2015, all

Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% stockholders were met in a timely manner except with respect to reporting the sale of 5,311 Restricted Stock Units by Mr. Timothy R. Dehne. The Form 4 filing for this transaction was due no later than August 26, 2014, but due to administrative error, this filing was not made until August 27, 2014.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as stockbrokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

This year, we expect that a number of stockbrokers with account holders who beneficially own common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of the proxy materials. A single Notice of Internet Availability of the proxy materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your stockbroker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you contact Broadridge ICS using the contact information above, we will promptly deliver to you a separate copy of our Annual Report, Notice of Internet Availability of the proxy materials, and the proxy materials for the 2015 Annual Meeting, and for future meetings, if you so request. Please also contact Broadridge ICS if you wish to request delivery of a single copy of those materials if you currently receive multiple copies.

COMMUNICATING WITH US

Communicating with the Board

If you would like to contact the Board, including a Committee, you may write to the following address:

Board of Directors

c/o Corporate Secretary

Cirrus Logic, Inc.

800 W. Sixth Street

Austin, Texas 78701

The Corporate Secretary or Chair of the Governance and Nominating Committee, as appropriate, reviews all correspondence addressed to the Board and regularly forwards to the Board all such correspondence that, in the opinion of the Corporate Secretary or Chair of the Governance and Nominating Committee, deals with the functions of the Board or the Committees. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or individual Board members. Concerns relating to accounting, internal controls, or auditing issues will be immediately brought to the attention of the Chair of the Audit Committee.

Other Communications

If you would like to receive information about the Company, you may use one of these convenient methods:

1.	To have information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please call our Investor Relations Department at (512) 851-4125.

2.	To view our home page on the Internet, use our website address: www.cirrus.com. Our home page provides you access to product, marketing and financial data, job listings, and an online version of this proxy statement, our Annual Report on Form 10-K, and other filings with the SEC.

If you would like to write to us, please send your correspondence to the following address:

Cirrus Logic, Inc.

Attention: Investor Relations

800 W. Sixth Street

Austin, TX 78701

If you would like to inquire about stock transfer requirements, lost certificates, and change of stockholder address, please contact our transfer agent, Computershare Investor Services, at (877) 373-6374 (toll free) or (781) 575-2879 or by email to shareholder@computershare.com. You may also visit their website at www.computershare.com for step-by-step transfer instructions.

If you would like to report any inappropriate, illegal, or criminal conduct by any employee, agent, or representative of the Company; any violation of the Company’s Code of Conduct; or any complaint or concern regarding accounting, internal accounting controls or auditing matters, you may file an anonymous and confidential report by contacting EthicsPoint, an independent reporting system provider, by telephone at 1-866-384-4277 (1-866-ETHICSP), or through its website at www.ethicspoint.com.

ANNUAL REPORT

On May 27, 2015, we filed with the SEC an Annual Report on Form 10-K for the fiscal year ended March 28, 2015. The Annual Report on Form 10-K has been provided concurrently with this proxy statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

Stockholders may also obtain a copy of the Annual Report on Form 10-K and any of our other SEC reports, free of charge, (1) from the SEC’s website at www.sec.gov , (2) from our website at investor.cirrus.com, or (3) by writing to Investor Relations, Cirrus Logic, Inc., 800 W. Sixth Street, Austin, TX 78701. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material.

BY ORDER OF THE BOARD OF DIRECTORS

Jason P. Rhode

President and Chief Executive Officer

Austin, Texas

June 2, 2015

ANNEX

INCENTIVE PLAN RECONCILIATION

Incentive Plan excluding Wolfson financial results (as applied to the Cirrus Named Executive Officers).

	6 Months Ended
	2H’15	1H’15
Net Revenue	$553,790	$362,779
Cost of Sales	$303,982	$186,838
Gross Profit	$249,807	$175,941
Total Operating Expenses	$175,023	$141,956

Total Operating Income	$74,784	$33,985

Operating Income Percentage	14%	9%
Revenue Reconciliation
Net Revenue	$553,790	$362,779
Wolfson Revenue	$(85,297)	$(13,024)
Revenue Used for Bonus Plan	$468,493	$349,755
Operating Income Reconciliation
GAAP Operating Income	$74,784	$33,985
Wolfson GAAP Operating Loss Adjustment	$27,027	$14,881
Amortization of acquisition intangibles Excl. Wolfson	$492	$492
Stock compensation expense – Excl. Wolfson	$11,843	$12,119
Other adjustments **	$524	$8,719
Bonus VCP, Executive, Leadership Plan Exclusion	$10,254	$3,847
Non GAAP Operating Income Used for Bonus Plans	$124,924	$74,043
Non GAAP Operating Income Percentage Used for Bonus Plans	27%	21%

**	Other adjustments may include certain litigation expenses, facility charges, patent agreements, international sales reorganizations, or other.

Incentive Plan including Wolfson financial results (as applied to executive officer Brannan).

6 Months Ended
2H’15
Net Revenue	$553,790
Cost of Sales	$303,982
Gross Profit	$249,807
Total Operating Expenses	$175,023

Total Operating Income	$74,784

Operating Income Percentage	14%
Operating Income Reconciliation
GAAP Operating Income	$74,784
Amortization of acquisition intangibles	$12,291
Stock compensation expense	$15,552
Other adjustments **	$9,903
Bonus VCP, Executive, Leadership Plan Exclusion	$11,231
Non GAAP Operating Income Used for Bonus Plans	$123,761
Non GAAP Operating Income Percentage Used for Bonus Plans	22%

**	Other adjustments may include certain litigation expenses, facility charges, patent agreements, international sales reorganizations, or other.

EXHIBIT A: CIRRUS LOGIC, INC. 2006 STOCK INCENTIVE PLAN

CIRRUS LOGIC, INC. 2006 STOCK INCENTIVE PLAN

(Amended and Restated as of May 26, 2015)

1.	PURPOSE

1.1 Purpose. The purpose of the Cirrus Logic, Inc. 2006 Stock Incentive Plan (the “Plan”) is to provide a means through which Cirrus Logic, Inc. (the “Company”) may attract able persons to serve as employees, directors, or consultants of the Company or its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, may acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Performance Awards, Phantom Stock Awards, and Bonus Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, consultant, or director as provided in the Plan.

2.	DEFINITIONS

2.1 Definitions. Whenever the following capitalized words or phrases are used, the following definitions will be applicable throughout the Plan, unless specifically modified by any Section:

2.1.1 “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.1.2 “Award” means, individually or collectively, any Option, Restricted Stock Award, Performance Award, Phantom Stock Award, or Bonus Stock Award.

2.1.3 “Board” means the board of directors of the Company.

2.1.4 “Bonus Stock Award” means an Award granted under Section 11 of the Plan.

2.1.5 “Change of Control Value” means the amount determined in accordance with Section 12.4.

2.1.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code will be deemed to include any amendments or successor provisions to such section and any regulations under such section.

2.1.7 “Committee” means a committee of the Board that is selected by the Board as provided in Section 4.1.

2.1.8 “Common Stock” means the common stock, $0.001 par value, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 12.

2.1.9 “Company” means Cirrus Logic, Inc., a Delaware corporation.

2.1.10 “Consultant” means any person who is not an Employee or Director and who is providing services to the Company or any Affiliate as an advisor, consultant, or other non-common law employee.

2.1.11 “Corporate Change” means either (i) the Company will not be the surviving entity in any merger, share exchange, or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges all or substantially all of its assets to any other person or entity, (iii) the Company is dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) at such time as the Company becomes a reporting company under the 1934 Act, as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election will cease to constitute a majority of the Board; provided, however, that a Corporate Change will not include (A) any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction, which involves solely the Company and one or more entities wholly-owned, directly or indirectly, by the Company immediately prior to such event or (B) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold 50% or more of the voting stock (based upon voting power) of (1) any entity that owns, directly or indirectly, the stock of the Company, (2) any entity with which the Company has merged, or (3) any entity that owns an entity with which the Company has merged.

2.1.12 “Director” means (i) an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who either is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date and (ii) for purposes of and relating to eligibility for the grant of an Award, an individual elected to the board of directors of any Affiliate.

2.1.13 “Employee” means any person in an employment relationship with the Company or any Affiliate. The payment of a Director’s fee by the Company shall not be sufficient in and of itself to constitute employment by the Company.

2.1.14 “Fair Market Value” means, as of any specified date, (i) the closing sales price of the Common Stock either (A) if the Common Stock is traded on the National Market System of the NASDAQ, as reported on the National Market System of NASDAQ on that date (or if no sales occur on that date, on the last preceding date on which such sales of the Common Stock are so reported), or (B) if the Common Stock is listed on a national securities exchange, as reported on the stock exchange composite tape on that date (or if no sales occur on that date, on the last preceding date on which such sales of the Common Stock are so reported); (ii) if the Common Stock is not traded on the National Market System of the NASDAQ or a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made under the Plan, the closing sales price (or if selling prices are not reported, the average between the closing bid and asked prices of Common Stock) on the most recent date on which Common Stock was publicly traded; (iii) in the event Common Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate; or (iv) on the date of an initial public offering of common stock, the offering price under such initial public offering.

2.1.15 “Forfeiture Restrictions” will have the meaning assigned to such term in Section 8.2.

2.1.16 “Full-Value Award” means an Award other than an Option, a Stock Appreciation Right, or other Award whose intrinsic value is solely dependent on appreciation in the price of the Common Stock after the date of grant.

2.1.17 “Holder” means an Employee, Consultant, or Director who has been granted an Award.

2.1.18 “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

2.1.19 “1934 Act” means the Securities Exchange Act of 1934, as amended.

2.1.20 “Nonstatutory Stock Option” means Options that do not constitute Incentive Stock Options.

2.1.21 “Option” means an Award granted under Section 7 and includes both Incentive Stock Options and options that do not constitute Incentive Stock Options.

2.1.22 “Option Agreement” means a written agreement between the Company and a Holder with respect to an Option, including the accompanying “Notice of Grant of Stock Option.”

2.1.23 “Performance Award” means an Award granted under Section 9 of the Plan.

2.1.24 “Performance Award Agreement” means a written agreement between the Company and a Holder with respect to a Performance Award.

2.1.25 “Phantom Stock Award” means an Award granted under Section 10 of the Plan.

2.1.26 “Phantom Stock Award Agreement” means a written agreement between the Company and a Holder with respect to a Phantom Stock Award.

2.1.27 “Plan” means the Cirrus Logic, Inc. 2006 Stock Incentive Plan, as amended from time to time.

2.1.28 “Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.1.29 “Restricted Stock Award” means an Award granted under Section 8.

2.1.30 “Rule 16b-3” means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

2.1.31 “Stock Appreciation Right” will have the meaning assigned to such term in Subsection 7.4.4.

2.2 Number and Gender. Wherever appropriate in the Plan, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender.

2.3 Headings. The headings of Sections and Subsections in the Plan are included solely for convenience, and, if there is any conflict between such headings and the text of the Plan, the text will control. All references to Sections and Subsections are to this document unless otherwise indicated.

3.	EFFECTIVE DATE AND DURATION OF THE PLAN

3.1 Effective Date. The Plan will become effective upon the date of its adoption by the Board, provided that the Plan is approved by the stockholders of the Company within 12 months after such adoption. Notwithstanding any provision in the Plan or in any Option Agreement, Restricted Stock

Agreement, Performance Award Agreement, or Phantom Stock Award Agreement, no Option will be exercisable, no Restricted Stock Award or Bonus Stock Award will be granted, and no Performance Award or Phantom Stock Award will vest or become satisfiable prior to such stockholder approval.

3.2 Duration of Plan. No further Awards may be granted under the Plan after ten years from July 28, 2024. The Plan will remain in effect until all Options granted under the Plan have been exercised, forfeited, assumed, substituted, satisfied or expired, all Restricted Stock Awards granted under the Plan have vested or been forfeited, and all Performance Awards, Phantom Stock Awards, and Bonus Stock Awards have been satisfied or expired.

4.	ADMINISTRATION

4.1 Composition of Committee. The Plan will be administered by a committee of, and appointed by, the Board. In the absence of the Board’s appointment of such Committee to administer the Plan, the Board will serve as the Committee. Notwithstanding the foregoing, from and after the date upon which the Company becomes a “publicly held corporation” (as defined in section 162(m) of the Code and applicable interpretive authority under the Code), the Plan will be administered by a committee of, and appointed by, the Board that will be comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority under the Code and within the meaning of “Non-Employee Director” as defined in Rule 16b-3).

4.2 Powers. Subject to the express provisions of the Plan, the Committee will have authority, in its discretion, to determine which Employees, Consultants, or Directors will receive an Award, the time or times when such Award will be made, whether an Incentive Stock Option or Nonstatutory Stock Option will be granted, the number of shares to be subject to each Option or Restricted Stock Award, the number of shares subject to or the value of each Performance Award or Bonus Stock Award, and the number of shares or the value of each Phantom Stock Award. In making such determinations, the Committee will take into account the nature of the services rendered by the respective Employees, Consultants, or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion will deem relevant.

4.3 Additional Powers. The Committee will have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this will include the power (1) to construe the Plan and the respective agreements executed under the Plan, (2) to prescribe rules and regulations relating to the Plan, (3) to determine the terms, restrictions, and provisions of the agreement relating to each Award, including such terms, restrictions, and provisions as will be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and (4) to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it will deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section will be conclusive and binding on all persons.

5.	STOCK SUBJECT TO THE PLAN

5.1 Stock Offered. Subject to the limitations set forth in Section 5.2, the stock to be offered pursuant to the grant of an Award may be (1) authorized but unissued Common Stock or (2) previously issued and outstanding Common Stock reacquired by the Company. Any of such shares that remain unissued and are not subject to outstanding Awards at the termination of the Plan will cease to be subject to the Plan, but until termination of the Plan, the Company will at all times make available a sufficient number of shares to meet the requirements of the Plan.

5.2 Plan and Individual Limitations on Shares.

5.2.1 Subject to adjustment in the same manner as provided in Section 12 with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, will not exceed 25,200,000 shares. To the extent that a share of Common Stock is subject to an outstanding Full-Value Award, such share shall reduce the aggregate share limit set forth in this Subsection by 1.5 shares of Common Stock. To the extent that a share of Common Stock is subject to an outstanding Award other than a Full-Value Award, such share shall reduce the aggregate share limit set forth in this Subsection by one share of Common Stock. Stock Appreciation Rights to be settled in shares of Common Stock pursuant to Section 7.4(d) or Section 10 shall be counted in full against the number of shares available for award under the Plan, regardless of the number of shares issued upon settlement of the Stock Appreciation Rights. In addition, any shares withheld to satisfy any tax withholding obligation pursuant to Section 14.5 or shares tendered in payment of the exercise price of an Option shall be counted in full against the number of shares available for award under the Plan. The aggregate share limit set forth in this Subsection may not be increased by repurchasing shares using Option exercise proceeds.

5.2.2 Notwithstanding any provision in the Plan to the contrary, and to the extent an award is intended to comply with the requirements of section 162(m) of the Code, the maximum number of shares of Common Stock that may be subject to any award granted under the Plan to any one individual during any calendar year may not exceed 400,000 shares (as adjusted from time to time in accordance with the provisions of the Plan), and the maximum amount of compensation that may be paid under an award denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such award) granted to any one individual during any calendar year may not exceed $5,000,000.

5.2.3 Shares will be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award will again be available for the grant of an Award, and the aggregate share limit set forth in Subsection 5.2(a) will be increased by the number of shares subtracted from such limit with respect to the grant of such lapsed Award. From and after the date upon which the Company becomes a “publicly held corporation” (as defined in section 162(m) of the Code and applicable interpretive authority under the Code), the limitation set forth in the preceding sentences will be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretative authority under the Code, any shares subject to Options that are canceled or repriced.

6.	GRANT OF AWARDS

6.1 Eligibility for Award. Awards may be granted only to persons who, at the time of grant, are Employees, Consultants, or Directors.

6.2 Grant of Awards. The Committee may from time to time in its discretion grant Awards to one or more Employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Section 6.1. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Performance Award, a Phantom Stock Award, a Bonus Stock Award, or any combination thereof.

6.3 Restrictions on Waiver of Vesting Periods. Notwithstanding any provision in the Plan to the contrary, the Committee shall not have the discretionary authority to waive the vesting period applicable to a Full-Value Award, except in the case of death, disability, retirement, or Corporate Change.

7.	STOCK OPTIONS

7.1 Option Period. The term of each Option will be as specified by the Committee at the date of grant, but in no event will an Option be exercisable after the expiration of ten years from the date of grant.

7.2 Limitations on Vesting and/or Exercise of Option. An Option will be vested and/or exercisable in whole or in part and at such times as determined by the Committee and set forth in the Notice of Grant and Option Agreement. The Committee in its discretion may provide that an Option will be vested or exercisable upon (1) the attainment of one or more performance goals or targets established by the Committee, which are based on (i) the price of a share of Common Stock, (ii) the Company’s earnings per share, (iii) the Company’s market share, (iv) the market share of a business unit of the Company designated by the Committee, (v) the Company’s sales, (vi) the sales of a business unit of the Company designated by the Committee, (vii) the net income (before or after taxes) of the Company or a business unit of the Company designated by the Committee, (viii) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (ix) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (x) the economic value added, or (xi) the return on stockholders’ equity achieved by the Company; (2) the Holder’s continued employment as an Employee with the Company or continued service as a Consultant or Director for a specified period of time; (3) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (4) a combination of any of the foregoing. Each Option may, in the discretion of the Committee, have different provisions with respect to vesting and/or exercise of the Option.

7.3 Special Limitations on Incentive Stock Options.

7.3.1 An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted.

7.3.2 No Incentive Stock Option will be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (1) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (2) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

7.3.3 If an Option is designated as an Incentive Stock Option in the Notice of Grant of Stock Option, to the extent that such Option (together with all Incentive Stock Options granted to the Optionee under the Plan and all other stock option plans of the Company and its parent and subsidiaries) becomes exercisable for the first time during any calendar year for shares having a Fair Market Value greater than $100,000, the portion of each such Incentive Stock Option that exceeds such amount will be treated as a Nonstatutory Stock Option. For purposes of this Subsection, Options designated as Incentive Stock Options are taken into account in the order in which they were granted, and the Fair Market Value of Common Stock is determined as of the time the Option with respect to such Common Stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Subsection, such different limitation will be deemed incorporated in the Plan effective as of the date required or permitted by such amendment to the Code. If the Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Subsection, the Optionee may designate which portion of such Option the Optionee is exercising. In the absence of such designation, the Optionee will be deemed to have exercised the Incentive Stock Option portion of the Option first.

7.3.4 An Incentive Stock Option (1) will not be transferable otherwise than by will or the laws of descent and distribution and (2) will be exercisable during the Holder’s lifetime only by such Holder or his guardian or legal representative.

7.3.5 The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option will not be less than 100% of the Fair Market Value of a share of Common Stock on the date such Option is granted.

7.4 Option Agreement.

7.4.1 Each Option will be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time will approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code and provisions relating to vesting and exercisability. The terms and conditions of the Options and respective Option Agreements need not be identical. Subject to the consent of the Holder, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion of the Option, may be exercisable).

7.4.2 Each Option Agreement will specify the effect of termination of (1) employment, (2) the consulting, advisory, or other non-common law employee relationship, or (3) membership on the Board, as applicable, on the vesting and/or exercisability of the Option.

7.4.3 An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option through procedures satisfactory to, and approved by and in the sole discretion of, the Committee. Generally, and without limiting the Committee’s absolute discretion, a “cashless exercise” will only be permitted at such times in which the shares underlying this Option are publicly traded.

7.4.4 An Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price for such shares (“Stock Appreciation Right”), on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right will be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified for such Common Stock in the Option or the portion of the Option to be surrendered.

7.5 Option Price, Payment, and Exercise. Subject to Subsection 7.3.2 with respect to Incentive Stock Options, the price at which a share of Common Stock may be purchased upon exercise of an Option will be determined by the Committee, but such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion of the Option may be exercised by delivery of an irrevocable notice of exercise to the Secretary of the Company, except as may otherwise be provided in the Option Agreement. The purchase price of the Option or portion of the Option will be paid in full in the manner prescribed by the Committee.

7.6 Stockholder Rights and Privileges. The Holder will be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.

7.7 Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options and such rights held by individuals employed by corporations who become Employees, Consultants, or Directors as a result of a merger, consolidation, or other business combination of the employing corporation with the Company or any Affiliate.

7.8 Restrictions on Repricing of Options. Except as provided in Section 12, the Committee may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price), or to repurchase underwater options for cash.

8.	RESTRICTED STOCK AWARDS

8.1 Restricted Stock Agreement. At the time any Award is made under this Section, the Company and the Holder will enter into a Restricted Stock Agreement setting forth each of the matters contemplated by the Plan and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Holder and the restriction set forth in the last sentence of Section 8.4 below, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

8.2 Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award will be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions will be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions will lapse upon (1) the attainment of one or more performance goals or targets established by the Committee, which are based on (i) the price of a share of Common Stock, (ii) the Company’s earnings per share, (iii) the Company’s market share, (iv) the market share of a business unit of the Company designated by the Committee, (v) the Company’s sales, (vi) the sales of a business unit of the Company designated by the Committee, (vii) the net income (before or after taxes) of the Company or a business unit of the Company designated by the Committee, (viii) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (ix) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (x) the economic value added, or (xi) the return on stockholders’ equity achieved by the Company; (2) the Holder’s continued employment as an Employee with the Company or continued service as a Consultant or Director for a specified period of time; (3) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (4) a combination of any of the foregoing. The performance measures described in clause (1) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof. Each Restricted Stock Award may, in the discretion of the Committee, have different Forfeiture Restrictions.

8.3 Other Terms and Conditions. Unless otherwise provided in the Restricted Stock Agreement, the Holder will have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject to such Restricted Stock Agreement, and to enjoy all other stockholder rights, except that (1) the Holder will not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have lapsed, (2) the Company will retain custody of the stock until the Forfeiture Restrictions have lapsed, (3) the Holder may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the Forfeiture Restrictions have lapsed, and (4) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement will cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death, or otherwise) of a Holder prior to lapse of the Forfeitures Restrictions. Such additional terms, conditions, or restrictions will be set forth in the Restricted Stock Agreement made in conjunction with the Award.

8.4 Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Holder pursuant to a Restricted Stock Award, and, upon such vesting, all restrictions applicable to such Restricted Stock Award will lapse as of such date. Any action by the Committee pursuant to this Section may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder. Notwithstanding the preceding provisions of this Section, from and after the date upon which the Company becomes a “publicly held corporation” (as defined in section 162(m) of the Code and applicable interpretive authority under the Code), the Committee may not take any action described in this Section with respect to a Restricted Stock Award that has been granted after such date to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

8.5 Payment for Restricted Stock. The Committee will determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Holder will not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

9.	PERFORMANCE AWARDS

9.1 Performance Award Agreements. At the time any Award is made under this Section, the Company and the Holder will enter into a Performance Award Agreement setting forth each of the matters contemplated by the Plan and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Performance Award Agreements need not be identical.

9.2 Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award will be measured.

9.3 Performance Measures. A Performance Award shall be awarded to a Holder contingent upon future performance of the Company or any Affiliate, division, or department thereof during the performance period. The Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events. The performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes. The performance measures established by the Committee may be based upon (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on stockholders’ equity achieved by the Company, (12) the total stockholders’ return achieved by the Company, or (13) a combination of any of the foregoing. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.

9.4 Awards Criteria. In determining the value of Performance Awards, the Committee will take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Holder’s Performance Award during the performance period.

9.5 Payment. Following the end of the performance period, the Holder of a Performance Award will be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by the Committee. Notwithstanding any provision in this Section to the contrary, any payment due with respect to a Performance Award shall be paid no later than ten years after the date of grant of such Performance Award. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement.

9.6 Other Terms and Conditions. Dividends or dividend equivalents, as applicable, will not be paid to the Holders of Performance Awards that are unvested or unearned. In the event that a Performance Award is structured as a Restricted Stock Award with performance conditions, the dividend amounts paid with respect to each share of underlying Common Stock during the period that the Performance Award is unvested or unearned will be accrued and paid out to the Holder following the vesting of the Performance Award.

9.7 Termination of Award. A Performance Award shall terminate if the Holder does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable performance period, except as may be determined by the Committee.

10.	PHANTOM STOCK AWARDS

10.1 Phantom Stock Award Agreements. At the time any Award is made under this Section, the Company and the Holder will enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated by the Plan and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Phantom Stock Award Agreements need not be identical.

10.2 Phantom Stock Awards. Phantom Stock Awards are rights to receive shares of Common Stock (or the Fair Market Value thereof), or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without satisfaction of any performance criteria or objectives. The Committee may, in its discretion, require payment or other conditions of the Holder respecting any Phantom Stock Award. A Phantom Stock Award may include, without limitation, a Stock Appreciation Right that is granted independently of an Option.

10.3 Award Period. The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which the Award will vest with respect to the Holder.

10.4 Awards Criteria. In determining the value of Phantom Stock Awards, the Committee will take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.

10.5 Payment. Following the end of the vesting period for a Phantom Stock Award (or at such other time as the applicable Phantom Stock Award Agreement may provide), the Holder of a Phantom Stock Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Phantom Stock Award Agreement. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee.

10.6 Termination of Award. A Phantom Stock Award shall terminate if the Holder does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee.

11.	BONUS STOCK AWARDS

11.1 Bonus Stock Awards. Each Bonus Stock Award granted to a Holder will constitute a transfer of unrestricted Common Stock on such terms and conditions as the Committee shall determine. Bonus Stock Awards will be made in shares of Common Stock and need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for Common Stock issued in connection with a Bonus Stock Award will be determined by the Committee in its sole discretion.

12.	RECAPITALIZATION OR REORGANIZATION

12.1 No Effect on Board’s or Stockholders’ Power. The existence of the Plan and the Awards granted under the Plan will not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (1) any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business, (2) any merger, share exchange, or consolidation of the Company or any Affiliate, (3) any issue of debt or equity securities ranking senior to or affecting Common Stock or the rights of Common Stock, (4) the dissolution or liquidation of the Company or any Affiliate, (5) any sale, lease, exchange, or other disposition of all or any part of the Company’s or any Affiliate’s assets or business, or (6) any other corporate act or proceeding.

12.2 Adjustment in the Event of Stock Subdivision, Consolidation, or Dividend. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company will effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised (1) in the event of an increase in the number of outstanding shares, will be proportionately increased, and the purchase price per share will be proportionately reduced, and (2) in the event of a reduction in the number of outstanding shares, will be proportionately reduced, and the purchase price per share will be proportionately increased. Any fractional share resulting from such adjustment will be rounded up to the next whole share.

12.3 Adjustment in the Event of Recapitalization or Corporate Change.

12.3.1 If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted will be adjusted so that such Award will thereafter cover the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

12.3.2 If a Corporate Change occurs, then no later than (1) 10 days after the approval by the stockholders of the Company of a Corporate Change, other than a Corporate Change resulting from a person or entity acquiring or gaining ownership or control of more than 50% of the outstanding shares of the Company’s voting stock, or (2) 30 days after a Corporate Change resulting from a person or entity acquiring or gaining ownership or control of more than 50% of the outstanding shares of the Company’s voting stock, the Committee, acting in its sole discretion and without the consent or approval of any Holder, will effect one or more of the following alternatives, which alternatives may vary among individual Holders and which may vary among Options held by any individual Holder, but will be conditioned upon the actual consummation of the Corporate Change occurring:

12.3.2.1 Accelerate the vesting of any Options (or any portion of any Option) then outstanding;

12.3.2.2 Accelerate the time at which some or all of the Options (or any portion of the Options) then outstanding may be exercised so that such Options (or any portion of such Options) may be exercised for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Holders under such Options will terminate;

12.3.2.3 Require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options (or any portion of such Options) held by such Holders (irrespective of whether such Options (or any portion of such Options) are then vested or exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee will then cancel such Options (or any portion of such Options) and cause the Company to pay each Holder an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares;

12.3.2.4 Make such adjustments to Options (or any portion of such Options) then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to one or more Options (or any portion of such Options) then outstanding); or

12.3.2.5 Provide that the number and class of shares of Common Stock covered by an Option (or any portion of such Option) theretofore granted will be adjusted so that such Option will thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation, or sale of assets or dissolution if, immediately prior to such merger, consolidation, or sale of assets or dissolution, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option.

12.4 Change of Control Value. For purposes of Subsection 12.3.2.3 above, the “Change of Control Value” will equal the amount determined in one of the following clauses, whichever is applicable:

12.4.1 The per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets, or dissolution transaction;

12.4.2 The price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place; or

12.4.3 If such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options.

12.5 In the event that the consideration offered to stockholders of the Company in any transaction described in this Section or in Section 12.3 above consists of anything other than cash, the Committee will determine in its discretion the fair cash equivalent of the portion of the consideration offered that is other than cash.

12.6 Other Adjustments. In the event of changes in the outstanding Common Stock by reason of recapitalizations, mergers, consolidations, reorganizations, liquidations, combinations, split-ups, split-offs, spin-offs, exchanges, issuances of rights or warrants, or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of grant of any Award and not otherwise provided for by this Section, (1) such Award and any agreement evidencing such Award will be subject to adjustment by the Committee in its discretion as to the number and price of shares of Common Stock or other consideration subject to such Award, and (2) the aggregate number of shares available under the Plan, the aggregate number of shares that may be issued under the Plan through Incentive Stock Options, and the maximum number of shares that may be subject to Awards to any one individual may be appropriately adjusted by the Committee, whose determination will be conclusive and binding on all parties. Notwithstanding the foregoing, except as otherwise provided by the Committee, upon the occurrence of a Corporate Change, the Committee, acting in its sole discretion without the consent or approval of any Holder, may require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Performance Awards and Phantom Stock Awards as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Performance Awards and Phantom Stock Awards and the Company shall pay (or cause to be paid) to each Holder an amount of cash equal to the maximum value (which maximum value may be determined, if applicable and in the discretion of the Committee, based on the then Fair Market Value of the Common Stock) of such Performance Award or Phantom Stock Award which, in the event the applicable performance or vesting period set forth in such Performance Award or Phantom Stock Award has not been completed, will be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the applicable performance or vesting period and ending on the date of the surrender, and the denominator of which is the aggregate number of days in the applicable performance or vesting period.

12.7 Stockholder Action. If any event giving rise to an adjustment provided for in this Section requires stockholder action, such adjustment will not be effective until such stockholder action has been taken.

12.8 No Adjustment Except as Provided in the Plan. Except as expressly provided in the Plan, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class for cash, property, labor, or services, upon direct sale, upon the exercise of rights or warrants to subscribe for such shares or other securities, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

13.	AMENDMENT AND TERMINATION OF THE PLAN

13.1 Termination of Plan. The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted.

13.2 Amendment of Plan. The Board will have the right to alter or amend the Plan or any part of the Plan from time to time; provided that no change in any Award theretofore granted may be made that would impair the rights of the Holder without the consent of the Holder; and provided, further, that the Board may not, without approval of the stockholders, amend the Plan to (1) increase the maximum aggregate number of shares that may be issued under the Plan, (2) increase the maximum number of shares that may be issued under the Plan through Incentive Stock Options, (3) change the class of individuals eligible to receive Awards under the Plan, or (4) amend or delete Section 7.8 of the Plan.

14.	MISCELLANEOUS

14.1 No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee will be deemed to give any individual any right to be granted an Option, a right to a Restricted Stock Award, a right to a Performance Award, a right to a Phantom Stock Award, a right to a Bonus Stock Award, or any other rights under the Plan except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth in such Agreement.

14.2 Unfunded Plan. The Plan will be unfunded. The Company will not be required to establish any special or separate fund or to make any other segregation of funds or assets to insure the payment of any Award.

14.3 No Employment/Consulting/Membership Rights Conferred. Nothing contained in the Plan will (1) confer upon any Employee or Consultant any right with respect to continuation of employment or of a consulting, advisory, or other non-common law relationship with the Company or any Affiliate or (2) interfere in any way with the right of the Company or any Affiliate to terminate any Employee’s employment or any Consultant’s consulting, advisory, or other non-common law relationship at any time. Nothing contained in the Plan will confer upon any Director any right with respect to continuation of membership on the Board.

14.4 Compliance with Other Laws. The Company will not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel to the Company, there is no exemption from the registration requirements of such laws, rules, or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock will be delivered, nor will any cash in lieu of fractional shares be paid.

14.5 Withholding. The Company will have the right to deduct or cause to be deducted in connection with all Awards any taxes required by law to be withheld and to require any payments required to satisfy applicable withholding obligations.

14.6 No Restriction on Corporate Action. Nothing contained in the Plan will be construed to prevent the Company or any Affiliate from taking any corporate action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Consultant, Director, beneficiary, or other person will have any claim against the Company or any Affiliate as a result of any such action.

14.7 Restrictions on Transfer. Except as otherwise provided by the Committee as set forth in this Section, an Award (other than an Incentive Stock Option, which will be subject to the transfer restrictions set forth in Section 7.3) will not be transferable otherwise than by will or the laws of descent and distribution or pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order. The Committee shall have the discretion to permit the transfer of an Award (other than an Incentive Stock Option); provided, however, that such transfer shall be limited to members of a Holder’s immediate family (as defined in Rule 16(a)- 1(e) of the 1934 Act), trusts, and partnerships established for the primary benefit of such family members or to charitable organizations; and provided further, that such transfer is not made for consideration to the Holder.

14.8 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to conflicts of laws principles thereof.

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 28, 2015. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CRUS2015

You may attend the Meeting at noon Eastern time on July 29, 2015 via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow on your proxy card and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 28, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M94053-P67824 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIRRUS LOGIC, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following nominees:		☐	☐	☐
1. Election of Directors
Nominees:
01)	John C. Carter
02)	Alexander M. Davern
03)	Timothy R. Dehne
04)	Christine King
05)	Jason P. Rhode
06)	Alan R. Schuele
07)	William D. Sherman
08)	David J. Tupman

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 26, 2016.						☐	☐	☐

3. Advisory vote to approve compensation of the Company’s named executive officers.						☐	☐	☐

4. Approval of the amendment to, and the restatement of, the 2006 Stock Incentive Plan.						☐	☐	☐

5.    Approval of material terms of the 2006 Stock Incentive Plan, as amended and restated by the third amendment, for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

						☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Form 10-K and Proxy Statement is available at www.proxyvote.com.

M94054-P67824

CIRRUS LOGIC, INC.

PROXY FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

JULY 29, 2015 AT 11:00 A.M. (CENTRAL DAYLIGHT TIME)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of CIRRUS LOGIC, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 2, 2015, and the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2015, and hereby appoints Thurman K. Case and Gregory Scott Thomas, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of CIRRUS LOGIC, INC., to be held on July 29, 2015 at 11:00 a.m. Central Daylight Time at www.virtualshareholdermeeting.com/CRUS2015, and at any adjournments or postponements thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side